Exhibit 10.89

ASSET PURCHASE AGREEMENT

by and between

UTSTARCOM, INC.

and

3COM CORPORATION

Dated as of March 4, 2003

i

EXHIBITS:

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of March 4, 2003 (the “Agreement”), is by and between UTStarcom, Inc., a Delaware corporation, and its designated subsidiaries or affiliates (“Buyer”), and 3Com Corporation, a Delaware corporation (“Seller”).

WHEREAS, Seller by itself and through the entities set forth on Schedule 3.9 of the Disclosure Schedules (collectively, the “Seller Group”) is currently engaged in developing, manufacturing, having manufactured, selling, marketing, supporting and providing professional services with respect to the Products (as defined in Section 3.7(n)(iv)) (the “Business”); and

WHEREAS, Buyer desires to purchase and assume from Seller, and Seller desires to, or desires to cause other members of the Seller Group to, sell, assign, transfer, convey and deliver to Buyer, certain specified assets and properties of the Seller Group related to the Business together with certain specified obligations and liabilities relating thereto, all in the manner and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

TRANSFER OF ASSETS AND LIABILITIES

Section 1.1                                   Assets to be Sold; Assumption of Liabilities

(a)                                  Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.3), Seller Group will sell, convey, assign, transfer and deliver, or will cause to be sold, conveyed, assigned, transferred and delivered, to Buyer, and Buyer agrees to purchase and acquire, or will cause to be purchased and acquired, from Seller Group, free and clear of any Liens (as defined in Section 3.8(a)), except for Permitted Encumbrances (as defined in Section 3.8(a)), all of Seller Group’s right, title and interest in and to the following assets (collectively, the “Assets”):

(i)                                     the following Product-related items:

(A)                              all marketing, sales and promotional literature relating primarily to the Business owned by or in the possession of any member of the Seller Group;

(B)                                in accordance with and to the extent not prohibited by applicable law, all lists, files, bills and correspondence of or related to customers and suppliers in possession or under control of a Business Employee as of the date hereof or as of the Closing Date and (x) related to the Business and located in the Rolling Meadows facility of Seller or (y) primarily related to the Business and located in the locations set forth on Schedule 1.1(a)(i)(B) of the Disclosure Schedules (the “Business Real Property”);

(C)                                the tangible embodiments of Transferred Intellectual Property or tangible embodiments of Intellectual Property licensed pursuant to an Intellectual Property Contract, in both cases, related to the Business (subject to Seller’s right to retain copies pursuant to the Intellectual Property License Agreement);

(D)                               all inventory (consisting of raw materials, work in process and finished goods) of Products;

(E)                                 all transferable licenses, permits and authorizations relating to governmental authorization for the manufacture and distribution of Products (excluding any general business licenses to conduct business in a particular jurisdiction and the like) (the “Permits”), and copies of all reports and certifications related to the Permits or to other similar licenses, permits and authorizations that are not transferrable;

(F)                                 all specifications, schematics, designs, drawings, blue prints, models, sketches, technical manuals, operating manuals, flow charts and related files for the Products owned by or in possession of any member of the Seller Group (subject to Seller’s right to retain copies pursuant to the Intellectual Property License Agreement);

(G)                                the following intangible assets:

(I)            the Transferred Intellectual Property;

(II)           all claims for past infringement of Transferred Intellectual Property;

(III)         all goodwill of the Business; and

(IV)         all other intangible assets, if any, listed on Schedule 1.1(a)(i)(G)(IV) of the Disclosure Schedules;

(ii)                                  the following balance sheet items:

(A)                              prepaid expenses and security deposits reflected in the balance sheet of the Business dated as of November 29, 2002 attached hereto as Exhibit A (the “Reference Balance Sheet”), with such changes thereto that occur in the ordinary course of business prior to the Closing Date;

(B)                                the furniture, fixtures, equipment, furnishings and office supplies and other tangible personal property of the Business reflected in the Reference Balance Sheet, including, but not limited to, the items listed on Schedule 3.20(c) of the Disclosure Schedules and the one-time setup equipment contemplated by the Transition Services Agreement between Buyer and Seller dated the date hereof (subject to completion of payment of such amounts due by Buyer thereunder), with such changes thereto that occur in the ordinary course of business prior to the Closing Date; and

(C)                                all other assets reflected on the Reference Balance Sheet (other than accounts receivable, which shall be retained by the Seller) with such changes thereto that occur in the ordinary course of business prior to the Closing Date;

(iii)                               the following contractual items:

(A)                              subject to Section 5.8, the contracts for the sale, distribution or manufacture of the Products or relating to technology embodied in the Products, including amendments and supplements, modifications or side letters related thereto, set forth on Schedule 1.1(a)(iii)(A) of the Disclosure Schedules and (1) any such contracts entered into in compliance with the terms hereof during the period commencing on the date hereof and through the Closing Date (as defined in Section 1.3) and (2) any other contracts that the parties mutually agree to include in the Assets prior to the Closing Date, as evidenced by an amendment to

Schedule 1.1(a)(iii)(A) to be acknowledged by the parties and delivered at the Closing (collectively, the “Contracts”). Notwithstanding the foregoing, to the extent Seller has not provided Buyer with executed copies of any of the Contracts for review prior to the date hereof (each an “Unproduced Contract”), Seller shall, within 45 days of the date hereof, provide any such Unproduced Contracts to Buyer for its review. Buyer may, in its sole discretion, refuse to accept transfer of any such Unproduced Contracts (and such Unproduced Contracts shall immediately cease to be Contracts for all purposes of this Agreement) if and to the extent (i) any such Unproduced Contracts contain materially different or adverse terms as compared to the Contracts provided to Buyer for review, or (ii) Seller fails to produce any such Unproduced Contracts within 45 days of the date hereof. Buyer and Seller agree to cooperate to reconcile their lists of Unproduced Contracts within two days of the date hereof, with the objective of minimizing the number of Unproduced Contracts; and

(B)                                to the extent transferable, all rights of the Seller Group under all warranties, representations and guarantees made by suppliers, manufacturers or contractors in connection with the Business;

(iv)                              in accordance with and to the extent not prohibited by applicable law, all personnel and payroll records of the Affected Employees located in the Rolling Meadows facility or in the Business Real Property and copies of all such records located in the Seller’s facility; and

(v)                                 copies of all other books, records or correspondence related to the Business (excluding tax returns not related exclusively to the Business).

(b)                                 Such sale, conveyance, assignment, transfer and delivery of the Assets will be effected by delivery by Seller and/or other members of the Seller Group to Buyer of (i) duly executed bills of sale (each, a “Bill of Sale”) in the form attached hereto as Exhibit B, (ii) instruments of assignment assigning each member of the Seller Group’s interest in and to the Transferred Intellectual Property (as defined in Section 3.7(p)), including all Registered Intellectual Property (as defined in Section 3.7(p)) relating thereto, pursuant to the form of Assignment of Patent Rights attached hereto as Exhibit C, Form of Assignment of Copyrights attached hereto as Exhibit D and form of Assignment of Trademarks obtained hereto as Exhibit E (each, an “Intellectual Property Assignment”), (iii) a copy of the patents and patent applications and the registrations and pending applications included in the Transferred Intellectual Property and (iv) such other good and sufficient instruments of sale, conveyance, transfer and assignment  as shall be necessary to vest in Buyer good and valid title to the other Assets free and clear of all Liens, except for Permitted Encumbrances (collectively, the “Other Instruments”).

(c)                                  At the Closing, Buyer will deliver to Seller Group an instrument of assumption substantially in the form of Exhibit F hereto (the “Instrument of Assumption”), whereby Buyer will undertake, assume and agree to perform, pay and discharge when due, and hold Seller Group harmless from and indemnify Seller Group against, the following debts, liabilities and obligations of Seller Group related to the Business: (i) liabilities and obligations associated with the Contracts, (ii) all warranty obligations relating to the Products or services performed in connection with the Products, except for these warranty obligations set forth on Schedule 1.1(c) hereto (the “Excluded Warranty Obligations”) and (iii) other liabilities reflected on the Reference Balance Sheet, with such changes thereto that occur in the ordinary course of business prior to the Closing Date other than accounts payable, which shall be retained by Seller (collectively, the “Assumed Liabilities”).  Buyer expressly is not assuming any obligations or liabilities, whether accrued, absolute, contingent, matured, unmatured or other, of Seller Group or any other person or entity, except for the Assumed Liabilities (the “Excluded Liabilities”).  Without limiting the foregoing, it is expressly agreed that Buyer shall not assume or have any responsibility with respect to any of the following liabilities or obligations, and the following liabilities and obligations shall not constitute Assumed Liabilities: (1) any liability or obligation for Taxes (as defined in Section 3.13) for which Seller is responsible pursuant to Section 5.15(c) hereof; (2) any liability or obligation of Seller Group as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time in respect of anything done, suffered to be done, or omitted to be done by the Seller Group or any of its directors, officers, employees, or agents, except for Assumed Liabilities, or (3) related to the employment by any member of the Seller Group of any employee of any member of the Seller Group, including, without limitation, Employment Liabilities (unless specifically included in the Reference Balance Sheet and except as specifically set forth herein or to the extent related to their activities as employees of Buyer following the Closing), and severance payments to employees of any member of the Seller Group that are not Affected Employees (as defined below).  For these purposes, “Employment Liabilities” means any and all claims, debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating to the satisfaction thereof, arising under applicable federal, state, county, local, provincial or foreign statute, law, ordinance, regulation, rule, code, treaty or rule of common law (collectively, “Law”), permits, action or proceeding before any governmental authority, order or consent decree or any award of any arbitrator of any kind relating to any Seller Employee Plan, Employment Agreement or otherwise to an Employee while employed by Seller Group.

(d)                                 Notwithstanding the foregoing, the assets identified on Schedule 1.1(d) are expressly excluded from the Assets and shall be retained by the Seller Group.

Section 1.2                                   Purchase Price

Subject to the terms and conditions of this Agreement, in reliance on the Seller Group’s representations, warranties and agreements contained herein and in any Non-U.S. Agreements (as defined in Section 5.22), and in consideration of the sale, conveyance, assignment, transfer and delivery of the Assets, Buyer will deliver or cause to be delivered, in full payment for the sale, conveyance, assignment, transfer and delivery of the Assets, payment at the Closing by wire transfer to such bank account or bank accounts as shall be specified by Seller, in immediately available funds, of an aggregate of U.S. $100,000,000 (the “Closing Cash Purchase Price”), which shall be subject to subsequent adjustment pursuant to Section 1.7(d).

Section 1.3                                   Closing

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place not later than 10:00 A.M., local time, at the offices of Wilson Sonsini Goodrich & Rosati PC, 650 Page Mill Road, Palo Alto, California 94304-1050 on the second business day following the satisfaction or waiver of all of the conditions set forth in Article VI hereof or at such other time or place as to which the parties shall agree.  As provided in Section 5.4, the parties shall use reasonable best efforts to cause the Closing to occur on or prior to May 3, 2003.  The effective time of the Closing is sometimes referred to herein as the “Closing Date.”

Section 1.4                                   Deliveries by Seller

At the Closing, Seller Group will deliver or cause to be delivered to Buyer (unless previously delivered or waived in writing by Buyer) the following:

(a)                                  duly executed Bills of Sale

(b)                                 duly executed counterparts of the Intellectual Property Assignments;

(c)                                  the Other Instruments

(d)                                 the officer’s certificates referred to in Section 6.3(d);

(e)                                  the consents referred to in Section 6.3(c);

(f)                                    certificates of each member of the Seller Group complying with the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, to the effect that no withholding of federal income tax is required (the “1445 Certificates”);

(g)                                 duly executed counterpart of the Rolling Meadows, Illinois Lease Agreement, substantially in the form of Exhibit G (the “Rolling Meadows Lease Agreement”);

(h)                                 duly executed counterpart of the Multiple Site License Agreement, substantially in the form of Exhibit H, with respect to the Business Real Property identified therein (the “Multiple Site License Agreement”);

(i)                                     duly executed counterpart of the Consulting Services Agreement, substantially in the form of Exhibit I (the “Consulting Services Agreement”);

(j)                                     duly executed counterpart of the Intellectual Property License Agreement, substantially in the form of Exhibit J (the “Intellectual Property License Agreement”);

(k)                                  duly executed counterparts of two separate Lease Assignment Agreements, substantially in the form of Exhibit K, with respect to a lease for each of the following two Business Real Properties (i) 100 Davidson Avenue, Somerset, New Jersey and (ii) 420 ST Kilda Road, Suite 3, Level 2, Melbourne, Australia (“Lease Assignment Agreements”);

(l)                                     all other documents, instruments, declarations, affidavits and writings as may (in the judgment of Buyer) be necessary or appropriate to assign, convey, transfer and deliver to Buyer good and valid title to the Assets free and clear of all Liens except for Permitted Encumbrances or as may be required to be delivered by Seller Group at or prior to the Closing Date pursuant to this Agreement (the agreements referred to in this Section 1.4, as well as similar agreements required elsewhere in the Agreement, being referred to herein as the “Ancillary Agreements”); and

(m)                               (i) all copies of all tangible materials in the possession of Seller Group embodying the Transferred Intellectual Property (subject to Seller’s right to retain copies pursuant to the Intellectual Property License Agreement), and (ii) a copy of all tangible materials in the possession of Seller Group embodying the Licensed Intellectual Property, in each case including without limitation specifications, documentation, invention disclosures, laboratory notebooks, source code listings, technical manuals, flow charts, and files related thereto.

Section 1.5                                   Deliveries by Buyer

At the Closing, Buyer will deliver or cause to be delivered to Seller, or, in the case of clause (a) below, to the affiliates of Seller who are parties to any Non-U.S. Agreements, if applicable (unless previously delivered), the following:

(a)                                  the Closing Cash Purchase Price referred to in Section 1.2; provided, that if Seller Group shall fail to deliver the 1445 Certificates, Buyer may (but shall not be required to) withhold from the cash payable at the Closing and pay over to the appropriate taxing authority an amount equal to ten percent (10%) of the total “amount realized” (as defined in Internal Revenue Service Treasury Regulation 1.1445 - 1(g)(5)) by any member of the Seller Group for the transfer of any “U.S. real property interests” (as defined in Section 1445 of the Code).  A portion of the Closing Cash Purchase Price shall be paid in accordance with the terms of the Non-U.S. Agreements, with the remainder paid to Seller;

(b)                                 duly executed counterparts of the Intellectual Property Assignments;

(c)                                  duly executed Instruments of Assumption;

(d)                                 the officer’s certificate referred to in Section 6.2(c);

(e)                                  duly executed counterpart of the Multiple Site License Agreement;

(f)                                    duly executed counterpart of the Rolling Meadows Lease Agreement;

(g)                                 duly executed counterpart of the Consulting Services Agreement;

(h)                                 duly executed counterpart of the Intellectual Property License Agreement;

(i)                                     duly executed counterparts of the Lease Assignment Agreements;

(j)                                     a list of any proceedings or actions known to any member of the Seller Group before any governmental authority (including, without limitation, the U.S. P.T.O. or equivalent authority anywhere in the world) related to Registered Intellectual Property included in the Transferred Intellectual Property, and all actions that must be taken before the date sixty (60) days after the Closing Date, including without limitation the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, for the purposes of maintaining, perfecting or preserving the Registered Intellectual Property included within the Transferred Intellectual Property; and

(k)                                  all other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or the Ancillary Agreements.

Section 1.6                                   Post-Closing Arrangements

Except as set forth in any other agreement between the parties hereto, at the Closing all data processing, accounting, insurance, banking, personnel, legal, communications and other products and services provided to the Business by Seller Group or its affiliates, including any agreements or understandings (written or oral) with respect thereto, will terminate without any further action or liability on the part of the parties thereto.

Section 1.7                                   Post-Closing Purchase Price Adjustment

(a)                                  On the tenth (10th) business day following the completion and acceptance by each party hereto of a statement (the “Final Statement”) of the Working Capital of the Business (as defined below) as of the close of business on the Closing Date (unless the Closing Date does not fall on the end of a monthly fiscal period of the Seller Group, in which case the Final Statement shall be as of the last day of Seller Group’s preceding monthly fiscal period), either (i) Buyer shall pay to Seller the amount (together with interest as described below) by which the Working Capital of the Business as set forth in the Final Statement is greater than $7,771,000, which is equal to the Working Capital of the Business as of the date of the Reference Balance Sheet (the “Opening Statement”) plus $1,000,000, or (ii) Seller shall pay to Buyer the amount (together with interest as described below) by which the Working Capital of the Business as set forth in the Final Statement is less than $5,771,000, which is equal to the Opening Statement less $1,000,000.00.  In the event of a payment pursuant to the immediately preceding sentence, such amount shall bear simple interest at an annual rate equal to the minimum Applicable Federal Rate in effect as of the Closing Date, accruing from the Closing Date to the date of payment.

(b)                                 The Final Statement shall be prepared by Seller in the following manner:

(i)                           within seventy-five (75) days after the Closing Date, Seller shall deliver to Buyer the Final Statement, fairly presenting the Working Capital of the Business as of the close of business on the Closing Date.  The Final Statement shall be accompanied by a report setting forth (i) the Working Capital of the Business, as reflected in the Final Statement, and (ii) the amount of any adjustment to the Closing Cash Purchase Price to be paid and by whom pursuant to Section 1.7(a) and the basis therefor;

(ii)                        following the Closing, each party shall give the other party hereto and any independent auditors and authorized representatives of such other party full access at all reasonable times to the properties, books, records and personnel of the Business in their possession, custody or control relating to periods prior to the Closing Date for purposes of preparing, reviewing and resolving any disputes concerning the Final Statement.  Within thirty (30) days following the delivery to Buyer of the Final Statement, Buyer shall notify Seller of any dispute of any item contained in the Final Statement, which notice shall set forth in reasonable detail the basis for such dispute.  If Buyer fails to notify Seller of any such dispute within such thirty (30)-day period, the Final Statement shall be deemed to be accepted by Buyer.  In the event that Buyer shall so notify Seller of any dispute, Buyer and Seller shall cooperate in good faith to resolve such dispute as promptly as possible; and

(iii)                     if Buyer and Seller Group are unable to resolve any such dispute within fifteen (15) days of Seller’s delivery of such notice (the “Resolution Period”), then all amounts remaining in dispute shall be submitted to a “big four” independent accounting firm (the “Independent Accounting Firm”) selected by Seller Group and Buyer within ten (10) days after the expiration of the Resolution Period.  If Seller Group and Buyer are unable to agree on the Independent Accounting Firm, then Buyer and Seller Group shall each have the right to request the American Arbitration Association to appoint the Independent Accounting Firm, which shall not have had a material relationship with Seller Group or Buyer within the past two (2) years.  Each party agrees to execute, if requested by the Independent Accounting Firm, an engagement letter containing customary terms.  All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by Seller Group and Buyer.  The Independent Accounting Firm shall act as an arbitrator to determine, based solely on presentations by Seller Group and Buyer, and not by independent review, only those issues still in dispute and shall be limited to those adjustments, if any, that need be made to the Final Statement to comply with the standards referred to in Section 1.7(a).  The Independent Accounting Firm’s determination shall be requested to be made within thirty (30) days of its selection, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive.  The Final Statement, as modified by resolution of any disputes by Buyer and Seller Group or by the Independent Accounting Firm, shall be the “Final Statement.”

(c)                                  The term “Working Capital of the Business” means the Current Assets (as reflected on the Reference Balance Sheet) and Inventory (as reflected on the Reference Balance Sheet) less the Accrued Liabilities and Other (as reflected on the Reference Balance Sheet) (excluding Deferred Cost of Goods Sold, Deferred Revenue and Employee Liabilities (as such items are reflected on the Reference Balance Sheet)), as calculated in accordance with U.S. GAAP and prepared on a basis consistent with the Reference Balance Sheet; provided, however, that assets and properties (other than current assets and current liabilities that are Assumed Liabilities) that were not reflected in the Opening Statement shall not be reflected in the Final Statement.

(d)                                 The amounts, if any, referred to in Section 1.7(a) shall be paid by the paying party under Section 1.7(a) by wire transfer in immediately available funds to an account designated by the other party.

ARTICLE II

RELATED MATTERS

Section 2.1                                   Books and Records of Seller Group

Any books and records that are related to the Business that are not delivered to Buyer hereunder will be preserved by Seller until at least the third anniversary of the Closing Date and will be made available (for review and copying at Buyer’s expense of those portions of such books and records related to the Business) to Buyer and its authorized representatives upon reasonable notice during normal business hours to the extent reasonably required by Buyer, including, without limitation, to the extent reasonably required in connection with audit, accounting, tax, litigation, federal securities disclosure or other similar needs.  Any books and records that are transferred to Buyer hereunder will be preserved by Buyer until at least the third anniversary of the Closing Date and will be made available (for review and copying at Seller’s expense) to Seller and its authorized representatives upon reasonable notice during normal business hours to the extent reasonably required by Seller, including, without limitation, to the extent reasonably required in connection with audit, accounting, tax litigation, federal securities disclosure or other similar needs.

Section 2.2                                   Mail and Check Handling

(a)                                  Effective as of the Closing Date, Buyer shall have the right to open all mail and packages received by Buyer and addressed to Seller related to the Business.  Buyer shall promptly forward to Seller any mail or packages not related to the Business.  Buyer and Seller agree to promptly notify each other of any phone calls they receive that relate to the other’s business.

(b)                                 After the Closing Date, Buyer may deliver to Seller any checks or drafts payable to Seller or its affiliates that are properly payable to Buyer or its affiliates, and Seller shall reimburse Buyer on a monthly basis for the amounts collected from such checks or drafts.  Seller agrees that it will promptly transfer or deliver or cause to be promptly transferred or delivered to Buyer or its designee any cash or other property received directly or indirectly by it or any of its affiliates after the Closing that are properly the property of Buyer or its affiliates.

(c)                                  From and after the Closing Date, Seller Group shall promptly remit to Buyer any funds that are received by Seller Group and that are included in or that represent the Assets.  Seller Group: (i) hereby irrevocably nominates, constitutes and appoints Buyer as the true and lawful attorney-in-fact of Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes Buyer, in the name of and on behalf of each member of the Seller Group, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any legal proceeding and to take any other action (on or at any time after the Closing Date) that Buyer may deem appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in any of the Assets, (ii) defending or compromising any Claim or legal proceeding relating to any of the Assets, or (iii) otherwise carrying out or facilitating any of the transactions contemplated in this Agreement. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of any member of the Seller Group.  Seller agrees to take all actions necessary to obtain board and stockholder approval of the transactions contemplated by this Agreement for each member of the Seller Group, as applicable.

Section 2.3                                   Employees and Employee Benefits

(a)                                  Prior to the Closing, Buyer may, in its sole discretion, offer to employ any Business Employee (as defined in Section 3.14(b)) on an at-will basis and pursuant to the terms of the offer presented by Buyer, which may vary from the terms of employment with Seller.  If requested by Seller, Buyer shall provide Seller with such information relating to the terms of Buyer’s offer of employment to the Eligible Employees as is reasonably necessary to allow Seller to determine whether or not the Eligible Employees may be entitled to severance benefits from Seller.  Buyer shall communicate in writing to Seller as soon as practicable the names of those Business Employees to whom Buyer determines it will not make offers of employment.  Buyer shall finalize its list of Business Employees to which it will make offers of employment (the “Eligible Employees”) and communicate that list to Seller no later than the earlier to occur of: (i) Closing or (ii) the forty-fifth day after the date of this Agreement.  When the Buyer communicates to Seller in writing that it will not offer employment to an Eligible Employee, such person shall cease to be an Eligible Employee but shall continue to be a Business Employee.  Buyer shall make good faith offers of employment to at least 300 Business Employees.  Such Eligible Employees who become employees of Buyer following the Closing are referred to herein as the “Affected Employees.”  Prior to Closing, Seller Group shall provide Buyer with a list of all independent contractors currently providing services primarily related to the Business.  Seller Group shall be responsible, except as otherwise specifically provided herein, for all obligations and Employment Liabilities of Business Employees up to and including the Closing Date, including any severance payments of such employees arising in connection with the termination of their employment with the Seller Group, the Ancillary Agreements and any Employment Liabilities.  Seller Group shall be responsible for all obligations to and Employment Liabilities of all Business Employees up to and following the Closing, except for Affected Employees, with respect to whom Seller Group shall be responsible for all obligations and Employment Liabilities up to the Closing.  Following the Closing, the Affected Employees shall become participants in the employee benefit plans of Buyer as the Affected Employees become eligible to participate in such plans pursuant to their terms.  For purposes of this Agreement, Buyer’s employee benefit plans include, but are not limited to, all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and employee fringe benefit programs of Buyer.  Seller Group shall use commercially reasonable efforts, upon Buyer’s request, and at Buyer’s expense to assist in the transition of Affected Employees to Buyer.  From and after the Closing, Seller Group shall (i) sponsor, (ii) assume or (iii) retain, as the case may be, and be solely responsible for all Employment Liabilities whether incurred before, on or after the Closing.

As soon as practicable following the Closing Date, Seller Group shall provide Buyer with such documents as Buyer shall reasonably request to assure itself that the accounts of the Affected Employees under the 3Com Corporation 401(k) Plan (“Seller Savings Plan”) if distributed to such Affected Employees, would be eligible rollover distributions and with such documents and other information as Buyer shall reasonably request to assure itself that the Seller Savings Plan and the trust established pursuant thereto are qualified and tax-exempt under Sections 401(a) and 501(a) of the Code.  Effective as of the Closing Date, each Affected Employee who was a participant in the Seller Savings Plan shall cease to have any contributions made on his or her behalf, except for contributions attributable to compensation earned on or before such date under such Seller Savings Plan.  Each Affected Employee who is a participant in a Seller Savings Plan shall be given the opportunity to “roll over” such account balance by way of an eligible rollover distribution to the UTStarcom, Inc. 401(k) Plan (the “Buyer 401(k) Plan”), subject to the approval of the administrator of the Buyer 401(k) Plan and in accordance with the provisions of such Plan and applicable

Law.  Notwithstanding anything in this Agreement to the contrary, each Affected Employee who was eligible to participate in a Seller Savings Plan will first become eligible to participate in the Buyer 401(k) Plan as soon as reasonably practicable after the Closing Date and pursuant to the terms of such plan.

(b)                                 Seller Group agrees and acknowledges that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the “Selling Group”) will continue to offer a group health plan to its employees after the Closing Date to the extent required by Law and, accordingly, that Seller and the Selling Group shall be solely responsible for providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the “M&A Qualified Beneficiaries”).  The members of the Seller Group shall be responsible for all COBRA obligations, liabilities and claims related to M&A Qualified Beneficiaries and all other qualified beneficiaries (as defined in Code Section 4980B(g)(1)) with respect to Seller Group’s health plans.

(c)                                  Buyer shall provide each Affected Employee credit, for purposes of any service requirements for participation or vesting (and not for benefit accrual purposes), under each employee benefit plan, program, or arrangement of the Buyer or its affiliates in which such employee is eligible to participate, for his or her periods of service with the Seller or any Subsidiary, as appropriate, credited under a similar plan, program or arrangement prior to the Closing Date or as reflected in Seller’s or any Subsidiary’s records, as applicable, which method of crediting service shall be at Buyer’s discretion, subject to appropriate break-in-service rules (or other applicable legal restrictions) and the applicable provisions of the Buyer’s employee benefit plan, program or arrangement and applicable tax qualification requirements.  Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any Affected Employee or the funding of any such benefit.

(d)                                 Nothing contained herein, expressed or implied, is intended to confer upon any Affected Employee any right to continued employment for any period by reason of this Agreement.  Nothing contained herein is intended to confer upon any Affected Employee any particular term or condition of employment other than with respect to the particular employee benefit plans or severance plans, policies or arrangements expressly referred to in this Agreement.

(e)                                  Buyer shall neither assume nor substitute for any outstanding options to purchase Seller common stock or any other equity-based compensation award held by Affected Employees.  Affected Employees shall only be eligible to participate in the Buyer’s equity plans (including the Buyer’s Employee Stock Purchase Plan) pursuant to the terms and conditions of such plans.

(f)                                    Seller agrees to use commercially reasonable efforts to encourage the Eligible Employees to accept any offers of employment extended by Buyer pursuant to Buyer’s standard form of employment offer letter.  Buyer shall have the right, within forty-five (45) days of the date of this Agreement, to designate twenty (20) Business Employees with expertise related to “voice over Internet protocol” technology, products and services as “Designated Employees.”  In the event any Designated Employee rejects Buyer’s offer of employment, such Designated Employee shall become an “Ineligible Employee.”  Seller may elect to retain or hire up to six Ineligible Employees without any obligation to Buyer.  However, to the extent Seller retains or hires more than six Ineligible Employees at any time through the one-year anniversary of the Closing Date, Seller shall be obligated to pay to Buyer a sum equal to twelve (12) months of salary then paid by Seller of each such retained or hired employee (in excess of six).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER GROUP

The Seller, on behalf of itself and each member of the Seller Group, represents and warrants to Buyer as follows subject to such exceptions as are disclosed in a disclosure schedule supplied by Seller to Buyer (the “Disclosure Schedules”):

Section 3.1                                   Organization

Each member of the Seller Group is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.  Each member of the Seller Group is duly qualified or licensed to do business in each jurisdiction in which the ownership or leasing of property, the operation of the Business, the nature of the Business or the conduct of Seller Group’s employees makes such qualification necessary.  The members of the Seller Group are all of the entities of Seller that are engaged in the Business or that hold title to the Assets.

Section 3.2                                   Authorization

(a)                                  Seller has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements (to which it is a party) and consummate or cause to be consummated the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements (to which Seller is a party) by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Seller and no other corporate proceedings including, without limitation, a vote of Seller’s stockholders, on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement, the Ancillary Agreements (to which it is a party) or the consummation of the transactions contemplated hereby and thereby.  This Agreement and the Ancillary Agreements (to which Seller is a party) have been duly executed and delivered by Seller and constitute, and when executed and delivered, each of the other agreements, documents and instruments to be executed and delivered by Seller pursuant hereto will constitute, a valid and binding agreement of Seller enforceable against Seller in accordance with their respective terms.

(b)                                 Each other member of the Seller Group has, or will have prior to the Closing, the corporate power and authority to execute and deliver the Ancillary Agreements and/or other documents and instruments required to be delivered by such party at the Closing pursuant to the terms of this Agreement (the “Required Documents”) and consummate or cause to be consummated the transactions contemplated hereby and thereby.  The execution and delivery of the Required Documents by each member of the Seller Group (other than Seller) has been, or will be prior to the Closing, duly and validly authorized by the Board of Directors of such member and has been, or will be prior to the Closing, approved by requisite votes of the stockholders of such member, as necessary, and no other corporate proceedings on the part of the members of the Seller Group (other than Seller) will be necessary as of the Closing to authorize the execution, delivery and performance of any of the Required Documents or the consummation of the transactions contemplated hereby and thereby. The Required Documents will be duly executed and delivered at the Closing by each member of the Seller Group, and when executed and delivered, will constitute, valid and binding agreements or obligations of such member enforceable against such member, as applicable, in accordance with their respective terms.

Section 3.3                                   Consents and Approvals; No Violations

(a)                                  Except for applicable requirements of the Hart-Scott-Rodino Act Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or antitrust or other competition Law of other jurisdictions, there are no governmental approvals or consents required for the execution, delivery or performance of this Agreement or the consummation by each member of the Seller Group of the transactions contemplated hereby or by the Ancillary Agreements.

(b)                                 Except as set forth on Schedule 3.3 of the Disclosure Schedules, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation by each member of the Seller Group of the transactions contemplated hereby and thereby will not (i) conflict with or result in any breach or violation of any provision of the certificate of incorporation, bylaws or other comparable charter documents of any member of the Seller Group; (ii) require any member of the Seller Group to file or register with, or give notice to, or obtain the authorization, consent or approval of any person (other than a governmental entity contemplated in clause (a) above) whether within or outside the United States; (iii) violate, conflict with or result in a default (or any event that, with notice or lapse of time or both, would constitute a default) under, or result in any termination, cancellation, modification or acceleration or give rise to any such right of termination, cancellation, modification or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract or instrument or obligation to which any member of the Seller Group is a party or by which any member of the Seller Group or any of their Assets are subject or by which any member of the Seller Group may be bound (the “Seller Conflicting Agreements”); (iv) violate any order, injunction, decree, statute, rule or regulation applicable to any member of the Seller Group or any of their assets or properties, or (v) result in the creation or imposition of any Lien upon any properties, assets or business of the Business. As used in this Section 3.3, references to members of the Seller Group shall refer only to members of the Seller Group in connection with the conduct of the Business.

Section 3.4                                   Financial Statements

Attached as Schedule 3.4 of the Disclosure Schedules are (i) the Reference Balance Sheet, (ii) the unaudited balance sheet of the Business as of the end of its fiscal year on or about May 31, 2002, (iii) the related unaudited statements of income of the Business for the six months ended November 29, 2002, and (iv) the related unaudited statements of income of the Business for the fiscal year ended on or about May 31, 2002  (the financial statements referred to in clauses (i) through (iv) above and the accompanying notes thereto, if any, are referred to herein collectively as the “Financial Statements”), which have been extracted from the books and records of Seller Group, which books and records are the basis for Seller’s audited consolidated financial statements. Except as disclosed in the Financial Statements or on Schedule 3.4 of the Disclosure Schedules, the Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), consistently applied, and the rules and regulations of the Securities and Exchange Commission and fairly present in all material respects the financial condition of the Business as of such date and the results of operations of the Business for such periods.

Section 3.5                                   Absence of Undisclosed Liabilities

Except for liabilities and contingent claims (i) incurred in the ordinary course of business and (ii) as otherwise disclosed herein or on Schedule 3.5 of the Disclosure Schedules or any other schedule of the Disclosure Schedules or the Financial Statements (or Notes thereto), the Business does not have any liabilities or contingent claims (whether direct, indirect, accrued or contingent).

Section 3.6                                   Absence of Certain Changes

Except as set forth on Schedule 3.6 of the Disclosure Schedules or as otherwise contemplated by this Agreement, since November 29, 2002:

(a)                                  Each member of the Seller Group has carried on the Business in the ordinary course consistent with past practice and there has not been any Material Adverse Effect (as defined below); and

(b)                                 No member of the Seller Group has:

(i)                                     sold, assigned, licensed, transferred, conveyed or otherwise disposed of any of the Assets with a fair market value in the aggregate in excess of $100,000, except in connection with the sale or license of Products to customers in the ordinary course of business;

(ii)                                  made any loans, advances (other than advances in the ordinary course of business) or capital contributions to, or investments in, any other person on behalf of the Business;

(iii)                               terminated, modified, transferred or amended any of the Permits (including Environmental Permits) or Contracts, except in the ordinary course of business;

(iv)                              entered into any new agreement related to the Business other than renewals of existing agreements or otherwise in the ordinary course of business;

(v)                                 increased in any manner the compensation (cash, equity or otherwise) of, or paid any bonus to or increased any bonus level of, any of the Eligible Employees, except for such increases as are granted in the ordinary course of business consistent with past practice in accordance with the terms of any employment contract or collective bargaining agreement as currently in effect;

(vi)                              adopted, granted, extended or increased in any material manner the rate or terms of any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any Eligible Employees, except increases required by any applicable Law;

(vii)                           terminated the employment of any Eligible Employee, except for cause;

(viii)                        made any change in any of the Business’ present accounting methods and practices;

(ix)                                licensed any intellectual property rights of the Business to or from any third party pursuant to an arrangement other than in the ordinary course of business;

(x)                                   made or authorized any capital expenditures on behalf of the Business other than in accordance with the Business’ annual plan or other than capital expenditures not exceeding $50,000 individually or $200,000 in the aggregate;

(xi)                                incurred any indebtedness for borrowed money, issued any debt securities or assumed, guaranteed or endorsed the obligations of any other persons on behalf of the Business or subjected any of the Assets to any Liens;

(xii)                             canceled or compromised any material debt or claim or waived or released any material rights of the Business; or

(xiii)                          entered into any agreement on behalf of the Business to do any of the foregoing.

(c)                                  Other than claims made in the ordinary course of business, there are no claims against any member of the Seller Group to return Products by reason of alleged overshipments, defective Products or otherwise.  There are no Products of the Business in the hands of customers under an understanding that such Products would be returnable other than in the ordinary course of business or pursuant to written contractual provisions which have been made available to Buyer.

As used in this Agreement, “Material Adverse Effect” shall mean any change, circumstance or effect which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse change in, or effect on the Assets taken as a whole or the business, financial condition or results of operations of the Business taken as a whole or on the ability of any member of the Seller Group to consummate the transactions contemplated hereby or by the Ancillary Agreements; provided, however, that none of the following shall be a Material Adverse Effect: (i) changes in industry or markets in which the Business operates, (ii) changes resulting from the permitted disclosure of this Agreement or the transactions contemplated hereby, (iii) changes in the U.S. or world economy or business condition or (iv) not satisfying any estimated or projected results of the Business.

Section 3.7                                   Intellectual Property

(a)                                  Schedule 3.7(a) of the Disclosure Schedules lists all Registered Intellectual Property within the Transferred Intellectual Property.  To the Knowledge of Seller, each such item of the Registered Intellectual Property is valid, all necessary registration, maintenance and renewal fees due prior to the date of this Agreement in connection with such Registered Intellectual Property have been paid, and all necessary documents and certificates required to be filed prior to the date of this Agreement in connection with such Registered Intellectual Property have been filed with the relevant authorities in the United States or other foreign jurisdictions for the purposes of maintaining such Registered Intellectual Property.

(b)                                 Except as set forth on Schedule 3.7(b) of the Disclosure Schedules, Seller or another member of the Seller Group is the exclusive owner of each item of Transferred Intellectual Property, and no Transferred Intellectual Property is jointly owned.

(c)                                  Except as set forth on Schedule 3.7(c) of the Disclosure Schedules, (i) each item of Transferred Intellectual Property, including without limitation all Registered Intellectual Property which is listed on Schedule 3.7(a) of the Disclosure Schedules, is free and clear of any Liens and (ii) there are no agreements between any person and Seller or any member of the Seller Group encumbering or restricting the transfer or sale of the Transferred Intellectual Property to Buyer in the manner contemplated by this Agreement.

(d)                                 Except as set forth on Schedule 3.7(d) of the Disclosure Schedules, no Transferred Intellectual Property is subject to any proceeding (other than prosecution by Seller of applications and registrations before the U.S.P.T.O. and relevant authorities of foreign jurisdictions) or other outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the transfer thereof by any member of the Seller Group at the Closing or that affects the validity, use or enforceability of the Transferred Intellectual Property.

(e)                                  Except as set forth on Schedule 3.7(e) of the Disclosure Schedules and except for (i) potential license grant obligations resulting from participation in standards organizations (whether official or de facto), and (ii) implied licenses to manufacturers, service providers and customers, no member of the Seller Group has granted any license or right, that is still in effect, in or to any Transferred Intellectual Property to any

other person and no member of the Seller Group has transferred or licensed any Intellectual Property prior to the Closing in contemplation of this transaction.

(f)                                    Except as set forth on Schedule 3.7(f) of the Disclosure Schedules, off-the-shelf packaged software, internal software tools and potential licenses pursuant to participation in standards organizations (whether official or de facto): (i) to the Knowledge of Seller, the Transferred Intellectual Property and the Licensed Intellectual Property, along with the rights in Third Party Intellectual Property granted to Seller under the Intellectual Property Contracts transferred to Buyer hereunder and the rights licensed under the Intellectual Property License Agreement, constitute all Intellectual Property that is used in or necessary for the Business; and (ii) the use and exploitation of the Assets in the manner such Assets are used prior to the Closing, including without limitation the operation of the Business, including the manufacture, use and sale of the Products, by Buyer following the Closing will not infringe any Intellectual Property owned by the Seller Group and not otherwise licensed to Buyer under the Intellectual Property License Agreement.

(g)                                 Except as set forth on Schedule 3.7(g) of the Disclosure Schedules, to the Knowledge of Seller, the operation of the Business, including the manufacture, use and sale of the Products, does not infringe or misappropriate the Intellectual Property of any person, or constitute unfair competition or trade practices under the Laws of any jurisdiction; and (ii) the Seller Group has not received written notice claiming that the operation of the Business, including the manufacture, use and sale of the Products, or the use or sale of any Assets, infringes or misappropriates the Intellectual Property of any person or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(h)                                 Schedule 3.7(h) of the Disclosure Schedules includes all contracts related to the Business, to which any member of the Seller Group is a party with respect to any Third Party Intellectual Property and that are being transferred to Buyer under this Agreement.  Except as disclosed on Section 3.7(h) of the Disclosure Schedules, no person other than Seller has by virtue of any agreement which a member of the Seller Group is a party, ownership rights to improvements in Transferred Intellectual Property, which improvements are made by any member of the Seller Group.

(i)                                     Except as disclosed on Schedule 3.7(i) of the Disclosure Schedules, to the Knowledge of Seller, no person is infringing or misappropriating any of the Transferred Intellectual Property.  Each member of the Seller Group has taken such reasonable steps as are required to protect rights in confidential information and Trade Secrets constituting the Transferred Intellectual Property, Licensed Intellectual Property and Third Party Intellectual Property.

(j)                                     Schedule 3.7(j) of the Disclosure Schedules lists all Trademark applications and registrations, including intent to use applications, that are used by any member of the Seller Group in connection with the Business.

(k)                                  Schedule 3.7(k) of the Disclosure Schedules lists all Products.

(l)                                     Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer, by operation of Law or otherwise, of any contracts or agreements to which the Seller or its subsidiaries is a party, will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any software source code or other technology included in the Transferred Intellectual Property, (ii) to Seller’s Knowledge, Buyer granting to any third party any right in any Intellectual Property other than those granted by Seller or its subsidiaries prior to the Closing, (iii) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, other than those imposed on Seller or its subsidiaries prior to the Closing, or (iv) Buyer being obligated to pay any royalties or other amounts to any third party with respect to the Business in excess of those payable by the Seller or its subsidiaries prior to the Closing under any Contracts other than pursuant to any agreement that Buyer may need to execute after the Closing Date in connection with the consummation of the transactions contemplated hereby.

(m)                               Schedule 3.7(m) of the Disclosure Schedule lists all material compilers, development tools, library functions and files, and the like that, to the Knowledge of Seller, are currently in use by the Seller Group in connection with the Transferred Intellectual Property or Licensed Intellectual Property, and that are not included in the Transferred Intellectual Property or Licensed Intellectual Property, other than generally commercially available products.  Except as set forth on Schedule 3.7(m) of the Disclosure Schedules, to the Knowledge of Seller, no open source or public library software, including any version of any software licensed pursuant to any GNU public license, is, in whole or in part, embodied or incorporated into any Product.  Schedule 3.7(m) of the Disclosure Schedules lists all licenses of Products in source code format of software incorporated into Products (other than Products that are written in non-compiled programming languages).  Each Product conforms in all material respects to the specifications and documentation therefor and is otherwise in compliance with applicable Law.  Without limiting the foregoing, (1) the Products (i) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates, and (ii) lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000; (2) the Seller has secured any export licenses that were necessary for the distribution by Seller or its subsidiaries of the Products outside the United States; and (3) the Products do not contain any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, or to disable, erase, or otherwise harm software, hardware or data in an unauthorized manner.

(n)                                 For purposes of this Agreement:

(i)                                     “Intellectual Property” means any and all rights in, arising out of, or associated with: (A) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries (“Patents”); (B) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists which have not been publicly disclosed, and all documentation embodying or evidencing any of the foregoing (“Trade Secrets”); (C) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (D) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology (“Maskworks”); (E) all industrial designs and any registrations and applications therefor throughout the world; (F) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); (G) all World Wide Web addresses, Uniform Resource Locators, and domain names; and (H) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(ii)                                  “Intellectual Property Contract” means any and all Contracts to which any member of the Seller Group is a party, pursuant to which a member of the Seller Group obtained any right to use or otherwise exploit any Third Party Intellectual Property.

(iii)                               “Licensed Intellectual Property” has the meaning set forth in the Intellectual Property License Agreement.

(iv)                              “Products” means (A) any existing product or product in development listed in Schedule 3.7(n)(iv) of the Disclosure Schedules.

(v)                                 “Registered Intellectual Property” means all United States, international and foreign: (A) Patents and applications therefor, (B) Trademark registrations and applications, intent-to-use applications; (C) Copyright registrations and applications; (D) any registrations and applications to register Maskworks; (E) registrations for Uniform Resource Locators, worldwide web site addresses and domain names; and (F) any other application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority claiming, evidencing, or recording any Intellectual Property.

(vi)                              “Third Party Intellectual Property” means any Intellectual Property used by the Seller Group in the Business not owned by any member of the Seller Group, but to which a member of the Seller Group has a right to use or otherwise exploit pursuant to a written agreement.

(vii)                           “Transferred Intellectual Property” means the Intellectual Property owned, in whole or in part, by any member of the Seller Group and is: (a) used in the Business; and (b) not used by any member of the Seller Group other than related to the Business.  Notwithstanding the foregoing, “Transferred Intellectual Property” shall also include all Intellectual Property embodied in the Products and all Registered Intellectual Property, in each case that is set forth on Schedule 3.7(n)(vii)(A) of the Disclosure Schedules.

(o)                                 The Products include all products currently sold under the COMMWORKS trademark.

(p)                                 Schedule 3.7(p) of the Disclosure Schedules sets forth a list of all standards agreements and organizations which any member of the Seller Group or any of their officers, directors or employees are members and which may by virtue of such membership have rights in, or the other members of which may have rights in, the Transferred Intellectual Property, provided that Seller shall have the right to update such Schedule 3.7(p) of the Disclosure Schedule prior to the Closing Date pursuant to Section 5.18 hereof.

Section 3.8                                   Title, Ownership and Related Matters

(a)                                  As used in this Agreement, the term “Liens” shall mean any pledge, mortgage, charge, claim, title defect, security interest, conditional and installment sales agreement, encumbrance or other lien.  As used herein, the term “Permitted Encumbrances” shall mean (i) Liens for current Taxes not yet due or Taxes being contested in good faith, (ii) mechanics’, materialmen’s, warehousemen’s, contractors’, workmens’, repairmens’, carriers’ and similar Liens attaching by operation of law, incurred in the ordinary course of business and securing payments not delinquent or payments which are being contested in good faith, which are not, individually or in the aggregate, material, (iii) the rights, if any, of third-party suppliers or other vendors having possession of equipment of the Business, (iv) imperfections of title, easements and zoning restrictions on real property, if any, which do not materially impair the use of such real property or the operations of the Business thereon and (v) those items listed on Schedule 3.8(a) of the Disclosure Schedules.

(b)                                 Schedule 3.8(b) of the Disclosure Schedules contains a complete and correct list, as of the date hereof, of all Business Real Property subject to a lease or sublease (the “Leased Real Property”).  Schedule 3.8(b) sets forth, for each of the Leased Real Property, the address, landlord and tenant for each such lease or sublease (the “Leases”).  A member of the Seller Group holds a valid leasehold interest in the Leased Real Property, in each case, subject only to the terms, covenants and conditions of the applicable Lease or any Liens or other encumbrances created by the landlord or predecessors to the landlord.  Seller has delivered true, correct and complete copies of all Leases with respect to the Leased Real Property, including all amendments, assignments and agreements relating thereto to Buyer.  As of the date hereof, all Leases relating to the Leased Real Property are in full force and effect and constitute legal, valid and binding obligations of Seller or other members of the Seller Group.  There exist no defaults or conditions which with the giving of notice or the passage of time, or both, would constitute a default by any member of the Seller Group, or to the Knowledge of Seller, the other party or parties thereto with respect to the Leases for the Leased Real Property.  No member of the Seller Group (i) has transferred any portion of its leasehold interest in any of the Leases (including, without limitation, by sublease, assignment or otherwise); nor (ii) is permitting any unrelated third parties to occupy any premises subject to any of the Leases other than pursuant to the written terms of such Leases.

(c)                                  (i) To the Knowledge of Seller, the use and operation by Seller Group of the Business Real Property does not violate any instrument of record or agreement affecting the Business Real Property; (ii) to the Knowledge of Seller, there is no violation of any covenant, condition, restriction, or easement relating to the Business Real Property; (iii) no member of the Seller Group has received notice of violations of any applicable building, zoning, subdivision, land use and other similar applicable Laws affecting the Business Real Property (“Real Property Laws”); (iv) to the Knowledge of Seller, none of the Business Real Property is subject to any pending or threatened suit for condemnation or other taking by any governmental authority; and (v) all utilities (including, without limitation, electricity, water, heat, ventilation and air conditioning) necessary for the use of the Business Real Property for its current use by the Business are available to the Business Real Property.

(d)                                 To the Knowledge of Seller, all Inventory of the Business, whether reflected on the Reference Balance Sheet or subsequently acquired or manufactured, consists of a quality and quantity expected to be usable and/or salable in the ordinary course of business, except for inventory that is considered by the Seller to be excess or obsolete and which has been written down in accordance with Seller’s normal accounting practices and in accordance with GAAP applied consistent with the Reference Balance Sheet.

(e)                                  Except as set forth on Schedule 3.8(e) of the Disclosure Schedules, Seller Group has, and at the Closing Seller Group will deliver to Buyer, good and valid title to the Assets (other than such real property subject to leases, which is addressed in subsection (b)), free and clear of all Liens except for Permitted Encumbrances.

Section 3.9                                   Subsidiaries

Set forth on Schedule 3.9 of the Disclosure Schedules is an organizational chart and a complete and accurate list of all of the subsidiaries of Seller that hold any of the Assets, specifying opposite each such subsidiary (i) the jurisdiction in which such entity is incorporated or organized, (ii) the jurisdictions in which such entity is required to be registered for the Business to be conducted as conducted immediately prior to the Closing, (iii) a description of the Assets held or the operations related to the Business conducted by such entity and (iv) the number of Eligible Employees employed by such subsidiary.  Except as set forth on Schedule 3.9, no subsidiary of Seller holds any right in an asset or property, tangible or intangible, related to the Business or conducts any operations related to the Business.

Section 3.10                            Litigation; Product Liability

(a)                                  Except as set forth on Schedule 3.10(a) of the Disclosure Schedules, there are no claims, actions, suits, administrative, arbitration or other inquiries, investigations or proceedings (collectively, “Cases”) pending, or, to the Knowledge of Seller, threatened, against any member of the Seller Group or any of its properties, assets and business operations, as of the date hereof, by or before any court, governmental or regulatory authority or by any third party, in each case related to the Business.  No member of the Seller

Group is subject to any judgments, orders or decrees entered in any lawsuits or proceedings related to the Business.

(b)                                 Except as set forth on Schedule 3.10(b) of the Disclosure Schedules, as of the date hereof, there are no pending, or, to the Knowledge of Seller, threatened civil, criminal or administrative actions, suits, demands, claims, notices of violation, investigations, proceedings or demand letters against any member of the Seller Group relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of any member of the Seller Group with respect to the Business.  Seller has provided Buyer with true and complete copies of (or forms of) all written warranties, indemnifications or guarantees with respect to Products that Seller Group has extended to any of its customers.

Section 3.11                            Compliance with Applicable Law

(a)                                  Except as set forth on Schedule 3.11(a) of the Disclosure Schedules, each member of the Seller Group has conducted and conducts the Business in compliance in all material respects with all applicable Laws, orders, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to the Business (other than Environmental Laws, which are governed by Section 3.15).

(b)                                 Except as disclosed on Schedule 3.11(b) of the Disclosure Schedules:

(i)                                     the members of the Seller Group hold all governmental licenses necessary for the operation of the Business as presently conducted by Seller Group (the “Licenses”) (as used in this Agreement, the term “Licenses” shall not be deemed to include any Environmental Permits or Environmental Laws, referred to in Section 3.15);

(ii)                                  to the Knowledge of Seller each License is valid, binding and in full force and effect; and

(iii)                               no member of the Seller Group is, nor has it received any written or, to the Knowledge of Seller, oral notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any License.

Section 3.12                            Certain Contracts and Arrangements

Except as set forth on Schedule 3.12 of the Disclosure Schedules, as of the date hereof and as related to the Business, no member of the Seller Group is a party to contracts in any of the following categories that remain executory:

(a)                                  collective bargaining agreement covering Business Employees;

(b)                                 employment or consulting agreement (for an individual consultant) related to the Business providing for total annual payments in excess of $200,000;

(c)                                  indenture, mortgage, note, installment obligation, agreement or other instrument related to the Business, in each case relating to the borrowing of money (other than intercompany accounts, which shall be governed by Section 1.9 hereof), or the guaranty of any obligation for the borrowing of money, except any such agreement with an aggregate outstanding principal amount not exceeding $200,000;

(d)                                 partnership, joint venture or other similar agreement or arrangement related to the Business requiring the commitment of capital in excess of $200,000;

(e)                                  material license or other similar agreement related to the Business (other than (i) governmental permits or licenses used in connection with the operation of the Business and (ii) off-the-shelf software licenses) not already disclosed pursuant to Section 3.7;

(f)                                    agency, sales representation, distribution or other similar agreement related to the Business under which the Seller Group paid sales fees or commissions in excess of $200,000 for the 12 months ended November 29, 2002 (each, a “Distribution Agreement”);

(g)                                 agreement for the purchase of supplies or materials related to the Business other than in the ordinary course of business providing for annual payments in excess of $200,000;

(h)                                 agreement for the sale of goods or services related to the Business other than in the ordinary course of business providing for annual payments in excess of $200,000;

(i)                                     agreement (non-compete or otherwise) or commitment that is binding upon any member of the Seller Group or any of its officers, directors or employees which has or may have the effect of prohibiting or impairing any material business practice, any acquisition of material property (tangible or intangible) or the conduct of the Business as presently conducted by Seller Group or, to the Knowledge of Seller, by Buyer;

(j)                                     agreement under which any member of the Seller Group or, in each case, its officer, director, or employee is restricted from selling, licensing or otherwise distributing any Products or services related to the Products to, customers or potential customers or any class of customers in any geographic area, during any period of time or in any segment of the market;

(k)                                  any agreement included in the Assets which is not terminable without penalty on three (3) months’ or fewer days’ notice, providing for payments individually or in the aggregate in excess of $200,000;

(l)                                     other than this Agreement, any agreement for the acquisition or disposition of assets related to the Business entered into in the last three (3) years, other than in the ordinary course of business; and

(m)                               agreement (except as otherwise set forth in (a) through (l) above), other than in the ordinary course of business that is material to the Business.

Except as set forth on Schedule 3.12 of the Disclosure Schedules, all such agreements are valid, binding and enforceable in accordance with their terms and Seller Group is not in default under any of the aforesaid agreements (to the extent any such default could reasonably be expected to have a material effect on the Seller Groups’ rights, obligations or remedies pursuant to such agreement), and, to the Knowledge of Seller, no other party is in default under any of the aforesaid agreements.  Seller Group has provided Buyer with access to true and complete copies of each agreement, contract and commitment identified on Schedule 3.12 of the Disclosure Schedules that is not subject to a confidentiality agreement limiting its disclosure.

Section 3.13                            Taxes

Except as set forth on Schedule 3.13:

(a)                                  The members of the Seller Group have duly filed all Tax Returns related to the Business that are required to be filed and have duly paid or caused to be duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all Taxes (as hereinafter defined) related to the Business that are owed (whether or not shown on any Tax Returns) for all periods or portions thereof ending on or prior to the Closing Date.  All such Tax Returns are correct and complete in all material respects and accurately reflect all liability for Taxes for the periods covered thereby.

(b)                                 There are no Liens for Taxes on the Assets or the Business other than Permitted Encumbrances.  To the Knowledge of Seller, there is no basis for the assertion of any claim relating to or attributable to the Taxes which, if adversely determined, would result in any lien upon any of the Assets or the Business.

(c)                                  Since the date of the Reference Balance Sheet, the members of the Seller Group have not made any change in accounting methods, received a ruling from any taxing authority or signed an agreement with respect thereto or signed any closing agreement with respect to any Taxes that are related to the Business for any period ending on or before the Closing that could have any effect upon Buyer, the Assets or the Business after the Closing.

(d)                                 The members of the Seller Group have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes related to the Business within the time and the manner prescribed by Law, and have withheld and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable Laws.

(e)                                  No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the members of the Seller Group that are related to the Business.

(f)                                    All deficiencies for Tax related to the Business that have been claimed, proposed or asserted have been fully paid or finally settled, and no issue has been raised in any examination by any taxing authority that, by application of similar principles, could reasonably be expected to result in the proposal or assertion of such a Tax deficiency for another year not so examined and have any effect upon Buyer, the Assets or the Business after the Closing.

(g)                                 There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies for Taxes related to the Business against any member of the Seller Group.

(h)                                 Other than any Tax Returns that have not yet been required to be filed (taking into account all proper extensions), the Seller Group has made available to Buyer true, correct and complete copies of all Tax Returns or portions thereof related to the Business.

(i)                                     Schedule 3.13(i) of the Disclosure Schedules sets forth all material elections with respect to Taxes related to the Business made by each member of the Seller Group to the extent such elections would be binding upon the Buyer after the Closing.

(j)                                     No member of the Seller Group has received written notice of any claim made by an authority in a jurisdiction where such member of the Seller Group does not file Tax Returns, that the Seller Group is or may be subject to taxation by that jurisdiction in respect of the Assets or the Business.

(k)                                  “Tax” or, collectively, “Taxes,” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of applicable Law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(l)                                     “Tax Return” shall mean any report, return (including any information return), statement or other document with respect to Taxes including, without limitation, any amendments thereto.

Section 3.14                            Employee Benefit Plans; ERISA; Employees

(a)                                  With the exception of the definition of “Affiliate” set forth in Section 3.14(a)(i) below (which definition shall apply only to this Section 3.14) for purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)                                     “Affiliate” shall mean any other person or entity under common control with the Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ii)                                  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(iii)                               “Code” shall mean the Internal Revenue Code of 1986, as amended;

(iv)                              “Employee” shall mean any current or former or retired employee, consultant or director of the Seller or any Affiliate;

(v)                                 “Employment Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Seller Group and any Affected Employee;

(vi)                              “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(vii)                           “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

(viii)                        “International Employee Plan” shall mean each Seller Employee Plan that has been adopted or maintained by the Seller or any Affiliate, whether informally or formally, or with respect to which the Seller or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

(ix)                                “IRS” shall mean the Internal Revenue Service;

(x)                                   “Pension Plan” shall mean each Seller Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA;

(xi)                                “Qualified Beneficiary” shall mean an individual that is identified in Section 4980B(g)(1) of the Code; and

(xii)                             “Seller Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Seller or any Affiliate for the benefit of any Affected Employee.

(b)                                 Schedule 3.14(b) of the Disclosure Schedules (i) contains an accurate and complete list of each Seller Employee Plan, International Employee Plan and Employment Agreement related to the Business or any current Business Employee.  Schedule 3.14(b) of the Disclosure Schedules contains a complete and accurate list of all the names of the full-time employees of the Business (the “Business Employees”), each Business Employee’s position and the entity that employs such Business Employee.

(c)                                  Seller and each of its Affiliates has performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no knowledge of any default or violation by any other party to each Seller Employee Plan, and each Seller Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, including but not limited to ERISA or the Code.

(d)                                 Neither the Seller nor any of its Affiliates has ever maintained, established, sponsored, participated in, contributed to, or has been required to contribute to any Pension Plan that is subject to Title IV of ERISA or Section 412 or 413 of the Code related to the Business or Business Employees.

(e)                                  No Seller Employee Plan provides, or reflects or represents any liability to provide retiree benefits (including health, life insurance or otherwise) to any person for any reason, except as may be required by COBRA or other applicable statute, and no member of the Seller Group has represented, promised or contracted (whether in oral or written form) to any Eligible Employee (either individually or to Business Employees as a group) that such Employee(s) would be provided with retiree health, except to the extent required by statute.

(f)                                    Neither the Seller nor any of its Affiliates has, prior to the Closing Date and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state Law applicable to Eligible Employees.

(g)                                 Each member of the Seller Group (i) is in compliance in all material respects with all applicable Law respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Eligible Employees, (ii) has withheld and reported all amounts required by applicable Law or by contract to be withheld and reported with respect to wages, salaries and other payments to Eligible Employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Eligible Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

There are no pending, or to the Knowledge of Seller, threatened claims or actions against any member of the Seller Group under any worker’s compensation policy or long-term disability policy, or similar policies in foreign jurisdictions.

(h)                                 No work stoppage or labor strike by the Eligible Employees is pending, or, to the Knowledge of Seller, threatened.  To the Knowledge of Seller there are no activities or proceedings of any labor union to organize any Eligible Employees.  Except as set forth on Schedule 3.14(h) of the Disclosure Schedules, there are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Seller, threatened relating to any labor, safety or discrimination matters involving any Eligible Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Seller Group.  The Seller Group has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act with respect to Eligible Employees.  No member of the Seller Group is presently, nor has any such member been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Eligible Employees and no collective bargaining agreement is being negotiated by any member of the Seller Group with respect to Eligible Employees.

(i)                                     No member of the Seller Group is, nor has any such member ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any Seller Employee Plan, whether a Seller Employee Plan by adoption of a member of the Seller Group or by imposition or application pursuant to applicable Law, with respect to which any member of the Seller Group will or may have any liability or Employment Liabilities for the benefit of Eligible Employees who perform services outside the United States.

Section 3.15                            Environmental Matters

(a)                                  For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(i)                                     “Business Facility” is any Business Real Property and any other property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by any member of the Seller Group in connection with the operation of the Business.

(ii)                                  “Disposal Site” is a landfill, disposal site, disposal agent, waste hauler or recycler of Hazardous Substances, or any real property other than a Business Facility receiving Hazardous Substances used or generated by the Business.

(iii)                               “Environmental Laws” are all applicable Laws, directives, guidance having the force of Laws, or orders promulgated by any governmental authority which prohibit, regulate or control any Hazardous Substance or any Hazardous Substance Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Substances Transportation Act, the Occupational Safety and Health Act, the Toxic Substances Control Act and the Clean Water Act, all as amended at any time.

(iv)                              “Environmental Permit” is any approval, permit, registration, certification, license, clearance or consent required to be obtained from any private person or any governmental authority with respect to a Hazardous Substances Activity which is or was conducted by any member of the Seller Group in connection with the Business.

(v)                                 “Hazardous Substance” is any material or substance, whether gaseous, liquid, solid or in other form that has been designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

(vi)                              “Hazardous Substances Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Substances or any product or waste containing a Hazardous Substance, or regulated manufacture of a product with ozone depleting substances, in each case relating to the Business.

(b)                                 Except as set forth on Schedule 3.15(b) of the Disclosure Schedule:

(i)                                     Except in compliance with Environmental Laws, no Hazardous Substances are present as of the Closing on any Business Facility currently owned, operated, occupied, controlled or leased by any member of the Seller Group or were present on any other Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by any member of the Seller Group.  To the Knowledge of Seller, there are no underground storage tanks, asbestos which is friable (other than asbestos that has been encapsulated in accordance with Environmental Laws) or likely to become friable or PCBs present on any Business Facility currently owned, operated, occupied, controlled or leased by any member of the Seller Group.

(ii)                                  Each member of the Seller Group has conducted all Hazardous Substances Activities related to the Business in compliance in all material respects with all applicable Environmental Laws.  To the Knowledge of Seller, the Hazardous Substances Activities of the members of the Seller Group prior to the Closing have not resulted in the exposure of any person to a Hazardous Substance in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(iii)                               No Environmental Permits are required for the operation of the Business as presently conducted.

(iv)                              No member of the Seller Group has received written notice of any action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or threatened, concerning or relating to any Hazardous Substances Activity of any member of the Seller Group related to the Business.

(v)                                 No member of the Seller Group has received written notice of any action, proceeding, liability or claim exists or is threatened against any Disposal Site or against any member of the Seller Group with respect to any transfer or release of Hazardous Substances related to the Business to a Disposal Site which could reasonably be expected to subject any member of the Seller Group to liability.

(vi)                              To the Knowledge of Seller, there is no fact or circumstance that could result in any environmental liability that could reasonably be expected to result in a Material Adverse Effect on the Business.

(vii)                           Each member of the Seller Group has delivered to Buyer or made available for inspection by Buyer all environmental audits and environmental assessments conducted within the last five years of any Business Facility conducted at the request of, or otherwise in the possession of any member of the Seller Group.  Each member of the Seller Group has complied with all environmental disclosure obligations imposed by applicable Law with respect to this transaction.

Section 3.16                            Insurance

(a)                                  All insurance policies related to the Business currently maintained by any member of the Seller Group on which any member of the Seller Group is a named insured or beneficiary, as are current, are in full force and effect, all premiums due thereon have been paid, and each member of the Seller Group has complied in all material respects with the provisions of such policies, and all such policies either specifically include Seller or one of the other members of the Seller Group as a named insured or include omnibus named insured language which generally includes Seller or one of the other members of the Seller Group.

(b)                                 No Proceeding is pending or, to the Knowledge of Seller, threatened, to revoke, cancel or limit such policies and no notice of cancellation of any policies related to the Business has been received by any member of the Seller Group.

(c)                                  Except as set forth on Schedule 3.16(c) of the Disclosure Schedules, the members of the Seller Group are in compliance with all warranties contained in all insurance policies related to the Business.

(d)                                 No member of the Seller Group has taken or failed to take any action that would enable the insurers under policies related to the Business to avoid liability for claims arising out of occurrences prior to the Closing Date.

Section 3.17                            Labor Matters

Except as set forth on Schedule 3.17 of the Disclosure Schedules, (i) no member of the Seller Group is a party to any labor agreement with any labor organization, group or association with respect to Eligible Employees; (ii) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending (for which notice has been provided), or to the Knowledge of Seller, threatened against the Business; (iii) there is no unfair labor practice charge or complaint against any member of the Seller Group related to the Business pending (for which notice has been provided) or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any similar foreign agency; (iv) there is no pending grievance nor any pending arbitration proceeding arising out of or under any collective bargaining agreements related to the Business; (v) no material charges with respect to or relating to any member of the Seller Group are pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (vi) no member of the Seller Group has received notice of the intent of any federal, state or foreign governmental authority responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or related to the Business and no such investigation is in progress. A copy of the material written personnel policies of the Business currently in effect has been delivered to Buyer.

Section 3.18                            Suppliers

Schedule 3.18 of the Disclosure Schedules sets forth a list of all the Business’ 20 most significant suppliers (in terms of anticipated significance for manufacturing in the next 12 months) for Products or any component or service necessary or significant for the Products and all suppliers who are the only available source for Products or any component or service necessary or significant for the Products (collectively, the “Key Suppliers”), showing the approximate total purchases by or on behalf of the Business from each such Key Supplier during such period and all open commitments to such Key Suppliers as of the date hereof.  Since November 29, 2002, no Key Supplier has declined to renew any contract with any member of the Seller Group related to the Business or notified any member of the Seller Group in writing or, to the Knowledge of the Seller, orally that such Key Supplier will no longer provide any component or service necessary for the Products or for which such Key Supplier is the only available source for Products or any component or service necessary for the Products.  To the Knowledge of Seller, since November 29, 2002, no Key Supplier has (i) been abnormally late in the delivery of any component or service necessary for the Products or for which such Key Supplier is the only available source for Products or any component or service necessary for the Products, (ii) suffered a material adverse change in its financial condition or business operations likely to affect its ability to continue to provide the services or products it supplies for the Business, including the consummation or contemplation of any bankruptcy filing, or (iii) suffered any threatened or actual material labor dispute that is ongoing as of the date of this Agreement and is likely to impact its ability to deliver products or services for the Business.

Section 3.19                            Customers

Schedule 3.19 of the Disclosure Schedules sets forth a true and complete list of the customers accounting for at least 75% of the Business’ revenue during calendar year 2002 (the “Significant Customers”), showing the approximate total sales by or on behalf of the Business to each such customer during such period.  Since November 29, 2002, no Significant Customer has declined to renew any contract with any member of the Seller Group in connection with the Business or notified any member of the Seller Group in writing or, to the Knowledge of the Seller, orally that such Significant Customer will no longer purchase Products or services relating to Products from the Seller Group.  To the Knowledge of Seller, since November 29, 2002, no Significant Customer has (i) been abnormally late in making any payments to the Seller Group, (ii) suffered a material adverse change in its financial condition or business operations likely to affect its ability to continue to purchase Products or services from the Seller Group, including the consummation or contemplation of any bankruptcy filing, or (iii) suffered any threatened or actual material labor dispute that is ongoing as of the date of this Agreement and is likely to impact its ability to purchase Products or services from the Seller Group.

Section 3.20                            Assets and Permits Necessary to the Business; Equipment

(a)                                  Except as set forth on Schedule 3.20(a) of the Disclosure Schedules, following the Closing, the Assets will represent all assets reasonably necessary to carry on the Business in substantially the same manner as presently conducted.

(b)                                 Schedule 3.20(b) of the Disclosure Schedules lists all material Permits.  Except as set forth on Schedule 3.20(b), all Permits are in full force and effect and are transferable to Buyer (except for any Permit the failure of which to be in a full force and effect or to be transferable to Buyer would not prevent Buyer from operating the Business after the Closing in the same manner as operated by Seller prior to the Closing).

(c)                                  Schedule 3.20(c) of the Disclosure Schedules lists all items of equipment (the “Equipment”) owned or leased by any member of the Seller Group used primarily in the Business or reflected in the Reference Balance Sheet (except for Equipment which individually has a net book value not exceeding $5,000). The Reference Balance Sheet includes sufficient personal computers for each Affected Employee that has a personal computer as of the date hereof for use related to the Business to have a personal computer for use related to the Business following the Closing.

Section 3.21                            Transactions with Affiliates

Except as set forth on Schedule 3.21 of the Disclosure Schedules, neither Seller nor any of its subsidiaries is a Key Supplier, Significant Customer or distributor under any Distribution Agreement.  There are no Contracts with any member of the Seller Group that survive the Closing.

Section 3.22                            Certain Fees

Except for any broker, finder or investment banker, whose fee and commission is the sole responsibility of Seller Group, there is no broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission, or to the reimbursement of any of its expenses, in connection with the transactions contemplated hereby based upon arrangements made by Seller Group or on Seller Group’s behalf.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller Group as follows:

Section 4.1                                   Organization

Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

Section 4.2                                   Authorization

Buyer has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements by Buyer and the consummation of the transactions contemplated hereby has been approved by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.  This Agreement and the Ancillary Agreements have been duly executed and delivered by Buyer and constitute, and when executed and delivered, other agreements, documents and instruments to be executed and delivered by Buyer, as applicable, pursuant hereto will constitute, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with their respective terms.

Section 4.3                                   Consents and Approvals; No Violations

Except for applicable requirements of the HSR Act or antitrust or other competition Law of other jurisdictions, neither the execution, delivery or performance of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach or violation of any provision of the articles of association of Buyer or the certificate of incorporation or bylaws of Buyer; (b) require any filing or registration with, or notice or declaration to, or the obtaining of any permit, license, authorization, consent or approval of, any governmental or regulatory authority whether within or outside the United States; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in any termination, cancellation or acceleration, or give rise to any such right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its assets is subject or by which any of them may be bound; (d) violate any order, injunction, decree, statute, rule or regulation applicable to Buyer; or excluding from the foregoing clauses (b), (c) and (d) such requirements, conflicts, defaults, rights or violations that would not adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or that become applicable as a result of any acts or omissions by, or the status of or any facts pertaining to, the Business or Seller Group.

Section 4.4                                   Certain Fees

Except for any broker, finder or investment banker, whose fee and commission is the sole responsibility of Buyer, there is no broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission, or to the reimbursement of any of its expenses, in connection with the transactions contemplated hereby based upon arrangements made by Buyer or on Buyer’s behalf.

Section 4.5                                   Funding

The Buyer has adequate funds on hand and will have adequate funds at Closing to fund the entire Purchase Price.

ARTICLE V

COVENANTS

Section 5.1                                   Conduct of the Business

Seller agrees that, during the period from the date of this Agreement to the Closing Date, except (i) as otherwise expressly contemplated by this Agreement or the transactions contemplated hereby, or (ii) as consented to by Buyer in writing, it shall (and Seller shall cause the other members of the Seller Group to):

(a)                                  conduct the Business in the ordinary course consistent with past practice; use commercially reasonable efforts to preserve intact the Business’ organization; use commercially reasonable efforts to keep available the services of the Business’ current officers and employees, and preserve relationships with those persons having business dealings with the Business to the end that its goodwill and ongoing business shall be unimpaired at the time of the Closing, including the payment of any necessary registration, maintenance and renewal fees due prior to the Closing Date in connection with the Registered Intellectual Property included within the Transferred Intellectual Property; and

(b)                                 not:

(i)                                     sell, assign, sublease, license, transfer, convey or otherwise dispose of any of the Assets other than in connection with sales of Products to customers in the ordinary course of business;

(ii)                                  make any loans, advances (other than advances in the ordinary course of business) or capital contributions to, or investments in, any other person on behalf of the Business;

(iii)                               terminate, modify, transfer or amend any of the Permits (including Environmental Permits) or Contracts or except in the ordinary course of business;

(iv)                              enter into any new agreement related to the Business other than renewals of existing agreements or otherwise in the ordinary course of business;

(v)                                 increase in any manner the compensation (cash, equity or otherwise) of any of the Eligible Employees, except for such increases as are granted in the ordinary course of business consistent with past practice in accordance with the terms of any employment contract or collective bargaining agreement as currently in effect;

(vi)                              grant any severance or termination pay (cash, equity or otherwise) to any Eligible Employee, except pursuant to written agreements outstanding, or policies existing, on the date hereof or pay any special bonus or remuneration (cash, equity or otherwise) to any Eligible Employee;

(vii)                           adopt, grant, extend or increase the rate or terms of any bonus, insurance pension or other employee benefit plan, payment or arrangement made to, for or with any Eligible Employee, except increases required by any applicable Law;

(viii)                        terminate the employment of any Eligible Employee, except for cause, provided Seller provides notice to Buyer prior to any such termination;

(ix)                                make or change any material Tax election or method or practice of Tax accounting, settle or compromise any claim for Taxes, or consent to the extension or waiver of the statutory period of limitations applicable to any claim for Taxes, in each case, related to the Business that could have any effect upon Buyer, the Assets or the Business after the Closing;

(x)                                   license any intellectual property rights of the Business to or from any third party pursuant to an arrangement other than in the ordinary course of business consistent with past practice;

(xi)                                make or authorize any capital expenditures on behalf of the Business other than in accordance with the Business’ annual plan or other than capital expenditures not exceeding $50,000 individually or $200,000 in the aggregate;

(xii)                             incur any indebtedness for borrowed money other than from Buyer or any affiliate of Buyer, issue any debt securities or assume, guarantee or endorse the obligations of any other persons or subject any of the Assets to any Liens;

(xiii)                          cancel or compromise any material debt or claim or waive or release any material rights of the Business; or

(xiv)                         enter into any agreement on behalf of the Business to do any of the foregoing.

Section 5.2                                   Access to Information

(a)                                  Between the date of this Agreement and the Closing Date, Seller Group shall, subject to any restrictions as to confidentiality applicable to Seller Group whether by Law, agreement or contract, (i) give Buyer and its authorized representatives reasonable access to all books, records, work papers, personnel, offices and other facilities and properties of the Business and its accountants; (ii) permit Buyer and its authorized representatives to make such copies and inspections thereof as any of them may reasonably request; (iii) permit Buyer and its authorized representatives to conduct an environmental inspection of the Business Real Property (including a “Phase I” site assessment which may also include interior wipe sampling), provided that Buyer and its representatives shall have no right to undertake any soil or groundwater investigation; and (iv) cause the officers of Seller Group to furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to the business and properties of the Business as any of them may from time to time reasonably request; provided, however, that any such access shall be conducted during normal business hours under the supervision of Seller Group’s personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not interfere unreasonably with the normal operations of the Business, except as otherwise contemplated by this Agreement.

(b)                                 From and after the date of this Agreement and continuing until the Buyer Survival Date, all Seller Group Confidential Information (as hereinafter defined) shall (i) be held by Buyer with the same degree of skill and care that it would exercise in similar circumstances in carrying out its own business to prevent the disclosure or accessibility to others of such information and (ii) shall not be revealed, reported, published, disclosed or transferred to any person or entity (other than the Seller Group).  For purposes of this Agreement, “Seller Group Confidential Information” means any non-public information related to the Business furnished or provided by Seller Group or its affiliates to Buyer; provided, however, that Seller Group Confidential Information shall not be deemed to include (A) information related to the Business that was already publicly known and in the public domain prior to the time of its initial disclosure to Buyer or (B) any information related to the Seller Group that is or becomes available to Buyer or its affiliates after the Closing from a source that Buyer reasonably believes not to be under an obligation of confidentiality with respect to such information; provided, further, Buyer may reveal, report, disclose or transfer any Seller Group Confidential Information pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial or administrative or legislative bodies or committee.  For purposes of this Agreement, the “Buyer Survival Date” means (x) the Closing Date in respect of all Seller Group Confidential Information relating to Transferred Intellectual Property; (y) two (2) years following the Closing Date in respect of all other Seller Group Confidential Information other than Seller Group Confidential Information relating to Intellectual Property; and (z) five (5) years following the Closing Date for Seller Group Confidential Information relating to Intellectual Property other than Transferred Intellectual Property; or in any case, the date on which such Seller Group Confidential Information becomes publicly known through no action or inaction of Buyer or any of its Affiliates.

(c)                                  On the Closing Date, Seller Group shall assign to Buyer all of its rights under any confidentiality agreement entered into by Seller Group with any person in connection with a potential sale of the Business (a “Confidentiality Agreement”), to the extent such Confidentiality Agreement is assignable pursuant to its terms.

Section 5.3                                   Consents and Approvals

(a)                                  As soon as practicable after the execution of this Agreement, each of Seller and Buyer (or each of their ultimate parent entities as defined in the rules promulgated under the HSR Act) will file, or cause to be filed, with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the HSR Act, the notification and documentary material required in connection with the consummation of the transactions contemplated by this Agreement.  In addition, each of Seller Group and Buyer shall promptly take all action necessary to make any filings reasonably determined in good faith to be required by the Buyer under any other antitrust or competition Law.

(b)                                 Seller Group and Buyer shall promptly file any additional information requested as soon as practicable after receipt of any request for additional information.  Buyer and Seller Group shall use their commercially reasonable efforts to obtain early termination of the applicable waiting period, to the extent required, with the applicable regulatory authorities, including under the HSR Act.  The parties hereto will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such filings.

(c)                                  Seller shall obtain, prior to Closing, all consents required in conjunction with the Real Estate Agreements at no cost to Buyer or shall deliver the benefit of the Real Estate Agreements to Buyer at the Closing and remain responsible for such consents (and any risks associated with the failure to obtain such consents) post-Closing (and shall indemnify Buyer therefrom).

Section 5.4                                   Reasonable Efforts

(a)                                  Each member of the Seller Group and Buyer shall cooperate, and use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement.

(b)                                 As soon as practicable after the date hereof, Seller shall, at its expense (except as set forth below), cause to be prepared all financial information of the Business required by the United States Securities and Exchange Commission (the “SEC”) to be filed by Buyer following the Closing as part of a Current Report on Form 8-K (the “Form 8-K”) (including the preparation of audited financial statements, if necessary) and the pro forma financial information of the Business with respect to the transactions contemplated by this Agreement (the “Audited and Other Required Financial Information”).  The cost of preparation of any required audited financial statements shall be borne by the Seller; provided, however, that to the extent the cost of preparation of such audited financial statements exceeds $500,000, Seller and Buyer shall split any such excess costs up to $1,500,000, such that Buyer shall be responsible for up to a maximum of $500,000 in costs associated with such audit.  Any costs beyond $1,500,000 shall be borne by Seller.  Seller hereby represents that all the information necessary to permit Buyer to comply with its obligations pursuant to Form 8-K will be made available in a timely manner to enable Buyer to satisfy its public reporting obligations under applicable law.

(c)                                  Buyer and Seller shall cooperate and use good faith efforts to promptly obtain a waiver from the SEC limiting the time period and scope of the audit set forth in subsection (b) above. Buyer and Seller shall agree upon the form of request to be submitted to the SEC.

(d)                                 Buyer and its advisors will apprise Seller of any concerns regarding the conduct, scope or outcome of the audit required pursuant to subsection (b) above that they have as of the date hereof within five business days of the date hereof.

Section 5.5                                   Public Announcements

Following the execution hereof, each of Buyer and Seller will consult with each other regarding the language of and issue a press release or press releases disclosing such action.  Thereafter, prior to the Closing, except as otherwise agreed to by the parties, no party shall issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, except (i) to the extent reasonably required in connection with the operation of the Business or (ii) as in the reasonable judgment of Buyer or Seller may be required by Law or in connection with the obligations of a publicly-held company, in which case Seller and Buyer will use their commercially reasonable efforts to reach mutual agreement as to the language of any such report, statement or press release.  Each party shall give the other party a reasonable opportunity to review and comment on any proposed press release before issuing any such press release.

Section 5.6                                   Covenant to Satisfy Conditions

Seller Group will use its reasonable commercial efforts to ensure that the conditions set forth in Article VI hereof are satisfied, insofar as such matters are within the control of Seller Group, and Buyer will use its reasonable commercial efforts to ensure that the conditions set forth in Article VI hereof are satisfied, insofar as such matters are within the control of either of them.

Section 5.7                                   Supplemental Disclosure

Seller Group, on the one hand, and Buyer, on the other hand, shall supplement or amend its Disclosure Schedules prior to the Closing Date as required to make the representations and warranties true and correct.  Any such supplemental or amended disclosure will not be deemed to have cured any breach made in this Agreement and to have been disclosed as of the date of this Agreement for purposes of Articles VI and VII hereof.

Section 5.8                                   Transfers Not Effected as of Closing

Nothing herein shall be deemed to require the conveyance, assignment or transfer of any Asset that by its terms or by operation of Law cannot be freely conveyed, assigned, transferred or assumed.  To the extent the parties hereto have been unable to obtain any governmental or any third party consents or approvals required for the transfer of any Asset and to the extent not otherwise prohibited by the terms of any Asset, Seller Group shall continue to be bound by the terms of such applicable Asset and Buyer shall pay, perform and discharge fully all of the obligations of Seller Group or any of its affiliates thereunder from and after the Closing.  Seller Group shall, without consideration therefor, promptly pay, assign and remit to Buyer all monies, rights and other consideration received in respect of such performance, and Buyer shall promptly pay and/or remit to Seller expenses reasonably incurred by Seller Group related thereto.  Seller Group shall exercise or exploit its rights in respect of such Assets only as reasonably directed by Buyer and at Buyer’s expense.  Subject to and in accordance with Section 5.3, for not more than a hundred and eighty (180) days following the Closing Date, the parties hereto shall continue to use their commercially reasonable efforts to obtain all such consents or approvals that have not been obtained at the earliest practicable date.  If and when any such consents or approvals shall be obtained, then Seller Group shall promptly assign its rights and obligations thereunder to Buyer without payment of consideration and Buyer shall, without the payment of any consideration therefor, assume such rights and obligations.  The parties shall execute such good and sufficient instruments as may be necessary to evidence such assignment and assumption.  If any such consent shall not be obtained, Seller Group shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer from the Assets, including enforcement at the cost and for the account of Buyer of any and all rights of Seller Group against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.  If and to the extent such arrangement cannot be made, (i) Seller shall retain any such Assets, (ii) such Assets shall be deemed to be “Rejected Assets,” and (iii) Buyer shall have no obligation pursuant to Section 1.1(c) or otherwise with respect to any Assumed Liabilities or other obligations attributable to any such Rejected Assets.  The provisions of this Section 5.8 shall not affect the right of Buyer not to consummate the transactions contemplated by this Agreement if the conditions to its obligations hereunder contained in Article VI have not been fulfilled.

Section 5.9                                   Employment of Eligible Employees

The Seller Group shall, and shall cause its representatives to, cooperate with Buyer in connection with Buyer’s commercially reasonable efforts contemplated in Section 2.3 for Eligible Employees, and, in furtherance thereof, shall permit, and shall cause their representatives to permit, the representatives of Buyer to meet with Eligible Employees of the Seller Group and to distribute to such Eligible Employees such forms and other documents relating to their employment with Buyer as Buyer may reasonably determine; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the normal operations of the Business.

Section 5.10                            Prohibition on Solicitation and Hiring

During the period prior to the Closing, no member of the Seller Group shall hire or retain as an employee or consultant, or offer to hire or retain as an employee or consultant, or solicit the services of, any Eligible Employee for any position unrelated to the Business unless and until an Eligible Employee has rejected the offer of employment by Buyer.  During the two (2)-year period immediately following the Closing Date, no member of the Seller Group shall hire or retain as an employee or consultant, or offer to hire or retain as an employee or consultant, or solicit the services of, any Affected Employee; provided, however, that nothing in this Section 5.10 shall prevent the Seller Group after the Closing Date from publishing any general advertisement or similar notice in any newspaper or other publication of general circulation and hiring or retaining as a consultant any Affected Employee who responds to such general advertisement without any solicitation by any member of the Seller Group or any of its respective directors or officers; provided, further, however, that after the one-year anniversary of the Closing Date, the foregoing restrictions shall not apply with respect to any Affected Employee beginning 90 days after such Affected Employee’s employment terminates with Buyer.

Section 5.11                            No Negotiation

Seller shall ensure that, during the period prior to the Closing, neither it nor any member of Seller Group nor any of its or their representatives, directly or indirectly: (a) solicits or encourages the initiation of any inquiry, proposal or offer from any person (other than Buyer) relating to any Acquisition Transaction (as defined below); or (b) participates in any discussions or negotiations with, or provides any non-public information to, any person (other than Buyer) relating to any proposed Acquisition Transaction.  Seller Group shall provide notice to Buyer within two (2) business days of the receipt of any proposed Acquisition Transaction.  For purposes of this Section 5.11, “Acquisition Transaction” shall mean any transaction involving the sale or other disposition of all or any portion of the Business or Assets (other than as permitted pursuant to Section 5.1); provided, however, that nothing in this Section 5.11 shall prohibit any transaction, discussions, negotiations or sharing of information (including with respect to the Assets or the Business) regarding (i) the acquisition of ownership or control of all or any portion of the capital stock or other securities of Seller, (ii) the acquisition of all or substantially all of the assets of Seller, or (iii) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving Seller as long as in connection with any such transaction the buyer or acquiring person agrees in writing to (in the case of an asset transaction), or agrees in writing to cause the members of the Seller Group so acquired to, comply with their obligations hereunder.

Section 5.12                            Confidentiality

From and after the date of this Agreement (including from and after the Closing Date) and continuing until the Seller Survival Date (as hereinafter defined), the Seller Group shall hold all Confidential Information with the same degree of skill and care that it would exercise in similar circumstances in carrying out its own business to prevent the disclosure or accessibility to others (including to any entity that controls Seller Group) of the Confidential Information and agree not to reveal, report, publish, disclose or transfer any Confidential Information to any person or entity (other than Buyer) except prior to Closing in the ordinary course of business consistent with past practice and further agrees that, except as otherwise permitted under the Intellectual Property License Agreement, Seller will not, and it will ensure that none of the other members of the Seller Group will, at any time use any Confidential Information that relates exclusively to the Business or that will be transferred to Buyer pursuant to this Agreement for any purpose other than for purposes of carrying out the Business prior to the Closing. For the purposes of this Agreement, “Confidential Information” means any non-public information related to the Business or any of the Assets; provided, however, that Confidential Information shall not be deemed to include (i) information related to the Business that was already publicly known and in the public domain prior to the time of its initial disclosure to any member of the Seller Group or (ii) information related to the Business that is or becomes available to any member of the Seller Group after the Closing from a source which, to the Knowledge of Seller, is not under an obligation of confidentiality with respect to such information; provided, further, the members of the Seller Group may reveal, report, publish, disclose or transfer any Confidential Information pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial or administrative or legislative body or committee. For purposes of this Agreement, the “Seller Survival Date” means (x) two (2) years following the Closing Date in respect of all Confidential Information other than Confidential Information relating to Transferred Intellectual Property; and (y) in respect of Confidential Information relating to Intellectual Property, five (5) years following the Closing Date, or in either case, the date on which such Confidential Information becomes publicly known through no action or inaction of the Seller Group or any of its affiliates. Buyer shall notify all Affected Employees not to retain, disclose or use improperly any confidential information of the Seller Group other than that transferred or licensed to Buyer hereunder.

Section 5.13                            Agreements Related to Certain Business Real Property

Buyer and Seller acknowledge that between the date hereof and the Closing Buyer shall, in accordance with Section 2.3(a) hereof, be making offers to certain Business Employees and evaluating the need for certain of the Business Real Property listed on Exhibit A to the Multiple Site License Agreement. Buyer, no later than thirty (30) days following the date hereof, shall have the right to eliminate any or all of the Business Real Properties listed on Exhibit A to the Multiple Site License by written notice to Seller.  Buyer and Seller also acknowledge that leases for two properties currently occupied by Business Employees, those located in Tokyo, Japan and Vienna, Virginia listed on Schedule 1.1(a)(i)(B) of the Disclosure Schedules, may terminate prior to the Closing.  Buyer and Seller agree to cooperate with respect to the disposition of those Business Real Properties and the Business Employees located therein, which disposition may include the relocation of such employees to other premises in the immediate vicinity or elsewhere, or the extension of such leases on terms mutually agreeable to Buyer and Seller.

Section 5.14                            Insurance Claims

Following the Closing, and with respect only to Assets not transferred at the Closing and Assumed Liabilities, Seller Group will use commercially reasonable efforts to pursue claims under its insurance policies related to the Business which have been made prior to the Closing or, if occurrence type policies, even if made after the Closing, and will remit amounts recovered to Buyer to the extent of Buyer’s interests, if any.  In the event of damage to or destruction of any property constituting the Assets prior to the Closing, Buyer, with the assistance of Seller Group, at Seller Group’s expense, shall pursue any claims available under Seller Group’s insurance policies and Seller Group will remit amounts recovered to Buyer to the extent of Buyer’s interests, if any.  In addition, in the event that any property employed in the Business is condemned by a governmental authority prior to Closing, Seller Group (effective as of the Closing) shall appoint Buyer, as its agent, to pursue any claims it may have against such governmental authority with respect to such property.

Section 5.15                            Tax Matters

(a)                                  Allocation of Purchase Price.  As soon as practicable following the Closing, the Closing Cash Purchase Price and the value of the Assumed Liabilities, each to the extent properly taken into account under Section 1060 of the Code and the regulations promulgated thereunder, (the “Section 1060 Purchase Price”) shall be allocated as determined jointly by Buyer and Seller among the Assets being sold hereunder (the “Allocation”).  Such Allocation shall be subject to appropriate adjustment in the event of an adjustment to the purchase price pursuant to Section 1.7 hereof or if Buyer successfully asserts a claim for indemnification pursuant to Section 7.2 hereof.  Seller Group and Buyer (i) shall be bound by the Allocation, and any amendments thereto, (ii) shall prepare and file all Tax Returns (including, without limitation, Federal Form 8883) and financial statements in a manner consistent with the Allocation, and any amendments thereto, and (iii) shall take no position, and shall cause its subsidiaries to take no position, inconsistent with the Allocation, or any amendment thereto, on any Tax Return, in any proceeding before any taxing authority or otherwise. In the event that the Allocation, or any amendment thereto, is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party concerning resolution of such dispute.  If Buyer and Seller are unable to agree upon the Allocation within sixty (60) days following the Closing Date, each of Buyer and the Seller Group may file IRS Form 8594 and any other Tax Returns allocating the Section 1060 Purchase Price among the Assets in the manner each believes appropriate, provided such allocations are reasonable and in accordance with Section 1060 of the Code and the regulations thereunder.

(b)                                 Transfer Taxes.  The Seller and Buyer shall be equally responsible for and shall each pay one half of all sales, use, transfer, stamp duty, recording, value added, and other similar taxes and fees, including, without limitation, all bulk sales taxes, in each case including interest, penalties or additions attributable thereto (“Transfer Taxes”), arising out of or in connection with the transactions contemplated by this Agreement.  The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any Transfer Taxes, including reasonable cooperation with respect to the place and method of transfer and delivery of the Assets.

(c)                                  Responsibility for Tax Returns and Taxes.

(i)                                     Subject to Section 5.15(c)(iii) below, Seller will be responsible for the preparation and filing of all Tax Returns of Seller (including Tax Returns required to be filed after the Closing Date) to the extent such Tax Returns include or relate to the Seller’s operation of the Business or Seller’s use or ownership of the Assets.  Seller’s Tax Returns to the extent they relate to the Business or Assets shall be true, complete and correct and prepared in accordance with applicable Law in all respects.  Seller will be responsible for and make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the Assets or the Business.

(ii)                                  Buyer will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Buyer’s ownership or use of the Assets or its operation of the Business attributable to taxable periods (or portions thereof) commencing after the Closing Date.  Buyer’s Tax Returns, to the extent they relate to the Assets or the Business, shall be true, complete and correct and prepared in accordance with applicable Law in all respects.  Buyer will make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the Assets or the Business.

(iii)                               In the case of any real or personal property taxes (or other similar Taxes) attributable to the Assets for which Tax Returns cover a taxable period commencing before the Closing Date and ending thereafter, Buyer shall, in consultation with Seller, prepare such returns and make all payments required with respect to any such Tax Return; provided, however, that Seller will promptly reimburse Buyer upon receipt of a copy of the filed Tax Return to the extent any payment made by Buyer relates to that portion of the taxable period ending on or before the Closing Date, which amount shall be determined and prorated on a per diem basis.

(d)                                 Cooperation.  To the extent relevant to the Business or the Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes.  Seller shall retain all documents, including prior years’ Tax Returns, supporting work schedules and other records or information with respect to all sales, use and employment Tax Returns and, absent the receipt by Seller of the relevant Tax clearance certificates, shall not destroy or otherwise dispose of any such records for seven (7) years after the Closing Date without the prior written consent of Buyer.

(e)                                  Employee Withholding.  Buyer shall prepare and furnish to continuing employees of the Business who were employees of the Business prior to the Closing Date (“continuing employees”) Form W-2 which shall reflect all wages and compensation paid to continuing employees for that portion of the calendar year in which the Closing Date occurs during which the continuing employees were employed by the Seller Group and were employed in connection with the operation of the Business.  The Seller Group shall furnish to Buyer the Forms W-4 and W-5 of each continuing employee.  Buyer shall send to the appropriate Social Security Administration office a duly completed Form W-3 and accompanying copies of the duly completed Forms W-2.  It is the intent of the parties hereunder that the obligations of Buyer and the Seller Group under this Section 5.15 shall be carried out in accordance with Section 5 of Revenue Procedure 96-60.

Section 5.16                            Further Actions

(a)                                  From and after the Closing Date, each party shall cooperate with the other party and their representatives, and shall execute and deliver such documents and take such other actions as the other party may reasonably request, for the purpose of evidencing the transactions contemplated by this Agreement.

(b)                                 From and after the Closing Date, Buyer shall cooperate with Seller and its representatives, and shall execute and deliver such documents and take such other actions as Seller may reasonably request, for the purposes of evidencing the transactions contemplated by this Agreement and having Buyer assume the Assumed Liabilities.

Section 5.17                            Compliance with Bulk Sales Laws; Payment of Retained Liabilities

The parties hereby waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction in respect of the transactions contemplated by this Agreement, provided, that Seller Group agrees to indemnify Buyer with respect to any noncompliance with such laws and Buyer’s waiver with respect thereto.

Section 5.18                            Standards Organizations

Buyer and Seller acknowledge that Schedule 3.7(p) is incomplete and agree that Seller may update Schedule 3.7(p) prior to the Closing.  The exclusion of any items on Schedule 3.7(p) as of the date of this Agreement which are subsequently added shall not be deemed a breach of the representation in Section 3.7(p).

Section 5.19                            Compilers, etc.

Seller agrees to cooperate with Buyer in good faith to help identify prior to Closing any additional compilers, development tools, library functions and files and the like that should be listed on Schedule 3.7(m) or that the Buyer may otherwise need after the Closing for operation of the Business.  The exclusion of any items on Schedule 3.7(m) as of the date of this Agreement which are subsequently added shall not be deemed a breach of the representation in Section 3.7(m).

Section 5.20                            Buyer Acknowledgment

Buyer acknowledges that it will have to purchase licenses for the third party software installed on the personal computers included in the Assets and other off-the-shelf third-party software used in connection with the Business, unless the Buyer already has licenses in place that cover such software.

Section 5.21                            Conduct Relating to Receivable and Payables

At all times after the date hereof, the Seller Group shall collect any receivables and satisfy any payables relating to the Business to which Seller Group is entitled or obligated in the ordinary course of business, consistent with past practice.  In connection therewith, the Seller Group shall use commercially reasonable efforts to preserve relationship with those persons having business dealings with the Business to the end that its goodwill and ongoing relationship with the Business shall not be impaired as a result of Seller Group’s actions.  Seller shall notify Buyer of any problems or changes from historic practices that arise relating to Seller’s collections and payments efforts involving Key Suppliers and Significant Customers.

Section 5.22                            Non-U.S. Agreements

The Seller Group and Buyer and their respective affiliates, as appropriate, may enter documentation as mutually agreed upon (any such agreement, a “Non-U.S. Agreement”) in order to effect the transfer of certain Assets.

Section 5.23                            Agreements Related to Certain Warranty and Service Obligations

If Seller shall have any warranty or service obligation pursuant to an Excluded Warranty Obligation or pursuant to any Rejected Asset pursuant to Section 5.8 hereof, then (a) Buyer shall perform such warranty or service obligation and (b) Seller and Buyer shall agree upon reasonable compensation to Buyer for performing such warranty or service obligation.

Section 5.24                            Assistance Relating to Retained Agreements

Prior to the Closing, Seller agrees to use its commercially reasonable efforts to replicate and transfer to Buyer at the Closing such portions of agreements set forth on Schedule 1.1(d) of the Disclosure Schedules and other agreements to which a member of the Seller Group is a party (a) that are used in the Business but not included in Schedule 1.1(a)(iii)(A) of the Disclosure Schedules and (b) that Buyer notifies Seller it desires to be replicated (the “Retained Agreements”), on the same terms and conditions as are enjoyed by Seller or as close thereto as practicable; provided that Seller shall be under no obligation to pay any fees to such third parties in order to have such contracts replicated.  After the Closing, Seller agrees to cooperate and use its commercially reasonable efforts to assist Buyer in obtaining, at Buyer’s cost, agreements from the third parties who are parties to the Retained Agreements to the extent not obtained prior to Closing and to the extent requested by Buyer. Notwithstanding the foregoing, Buyer and Seller agree that the Seller shall have no obligation to attempt to obtain replication of any of the agreements listed on Schedule 1.1(d) under the header “Retained Patent Licenses” or the cross-licenses or covenants not to sue listed on Schedule 3.7(f) of the Disclosure Schedules under the header “Cross-License and Covenant Not to Sue Agreements.”

Section 5.25                            Agreements Related to Certain Liabilities

As to any of the Assumed Liabilities specifically set forth on the Reference Balance Sheet that relate to employee benefits, the parties will work cooperatively to provide for the assumption by Buyer of such liabilities, and if any such Assumed Liabilities can not be formally assumed by Buyer and Seller is obligated to and makes payment to satisfy such Assumed Liabilities, Seller shall so advise Buyer, and Buyer shall reimburse Seller for any such payments made.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1                                   Conditions to Each Party’s Obligations

The respective obligation of each party to consummate the transactions contemplated herein is subject to the satisfaction at or prior to the Closing of the following conditions precedent:

(a)                                  No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any court or governmental authority that prohibits or restricts in a material manner the consummation of the transactions contemplated hereby;

(b)                                 There shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction enjoining the consummation of the transactions contemplated hereby; and

(c)                                  Any waiting periods, including any extension thereof, applicable to the transactions contemplated by this Agreement under the HSR Act and the applicable antitrust or trade regulation Law of the other jurisdictions listed on Schedule 6.1(c) of the Disclosure Schedules (to the extent that Buyer determines in good faith that a filing in any such jurisdiction is necessary or advisable), shall have expired or been terminated and all governmental authorizations or approvals required in connection with the transactions contemplated by this Agreement, shall have been obtained or given.

Section 6.2                                   Conditions to Obligations of Seller Group

The obligations of Seller Group to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

(a)                                  The representations and warranties of Buyer contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date (except for the representations and warranties made as of a specific date which shall be true in all material respects as of such date) with the same force and effect as though made on and as of such date, and each of the representations and warranties of Buyer that are not so qualified shall be true in all material respects;

(b)                                 Buyer shall have performed and complied with in all material respects their agreements, obligations and covenants under this Agreement required to be performed or complied with by them at or prior to the Closing pursuant to the terms hereof;

(c)                                  Buyer shall have delivered to Seller a certificate as to the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b), dated as of the Closing and executed by an officer of each entity;

(d)                                 Buyer shall have delivered to Seller those items set forth in Section 1.5; and

(e)                                  Each of the documents referred to in Section 1.5 shall have been executed by Buyer and delivered to Seller.

Section 6.3                                   Conditions to Obligations of Buyer

The obligations of Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

(a)                                  The representations and warranties of Seller Group contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date (except for the representations and warranties made as of a specific date which shall be true in all material respects as of such date) with the same force and effect as though made on and as of such date, and each of the representations and warranties of Seller that are not so qualified shall be true in all material respects;

(b)                                 Seller Group shall have performed and complied with in all material respects its agreements, obligations and covenants under this Agreement required to be performed or complied with by it at or prior to the Closing pursuant to the terms hereof;

(c)                                  The requisite consents and approvals listed on Schedule 6.3(c) of the Disclosure Schedules shall have been obtained, and a copy of each such consent or approval shall have been provided to Buyer, at or prior to Closing;

(d)                                 Seller shall have delivered to Buyer a certificate as to the satisfaction of the conditions contained in Sections 6.3(a) and 6.3(b), dated as of the Closing and executed by an officer of Seller or such Selling Subsidiary, as the case may be;

(e)                                  Each of the documents referred to in Section 1.4 shall have been executed by the appropriate member(s) of the Seller Group and delivered to Buyer;

(f)                                    Provision satisfactory to Buyer shall have been made for the release of any security interests which encumber any of the Assets other than Permitted Encumbrances;

(g)                                 There shall not be any suit, action, or other proceeding pending or overtly threatened by any governmental authority or administrative agency or commission that seeks to enjoin or otherwise prevent consummation of the transactions contemplated hereby or that would have a Material Adverse Effect, other than suits, actions or proceedings that, in the reasonable opinion of Buyer’s counsel, are unlikely to prevail;

(h)                                 Seller Group shall have provided to Buyer all Audited and Other Required Financial Information of the Business required by the SEC to be filed by Buyer following the Closing as part of the Form 8-K with respect to the transactions contemplated by this Agreement; and

(i)                                     No event shall have occurred since the date of this Agreement and no condition or circumstance shall exist that would reasonably be expected to give rise to any Material Adverse Effect.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS

Section 7.1                                   Survival of Representations

All representations and warranties made in this Agreement shall survive the Closing for a period of twelve (12) months, but, except as provided in Section 8.2, shall not survive any termination of this Agreement; provided, however, that notwithstanding the foregoing, (i) the representations and warranties contained in Sections 3.2 and 4.2 shall survive the Closing indefinitely (subject to any applicable statutes of limitations) and (ii) the representations and warranties contained in Sections 3.13 and 3.15 shall survive until sixty (60) days after the expiration of the applicable statute of limitations (as the same may be extended).  The applicable time periods specified in the preceding provisions of this Section 7.1 are each referred to as an “Indemnity Period.”  This Section 7.1 shall not limit any covenant or agreement of the parties that contemplates performance after the Closing.

Section 7.2                                   Seller Group’s Agreement to Indemnify

(a)                                  Subject to the terms and conditions set forth herein, from and after the Closing, Seller Group shall indemnify and hold harmless Buyer and its respective directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, “Buyer Indemnitees”) from and against all liability, demands, claims actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, attorneys’ fees and expenses reasonably incurred) asserted against or incurred by any Buyer Indemnitee as a result of or arising out of (i) a breach of any representation or warranty contained in Article III, (ii) Excluded Liabilities, or (iii) a breach of any agreement or covenant of Seller in this Agreement (collectively, “Buyer Damages”).  Notwithstanding anything to the contrary, if a representation or warranty is breached in accordance with its terms (including any materiality standard contained therein), Buyer Damages for such a breach shall be determined without giving effect to any materiality standard contained therein.

(b)                                 Seller Group’s obligations to indemnify Buyer Indemnitees pursuant to Section 7.2(a) hereof with respect to a breach of a representation or warranty contained in this Agreement are subject to the following limitations:

(i)                                     The amount of any Buyer Damages shall be reduced by any amount actually received by a Buyer Indemnitee with respect thereto under any insurance coverage (other than self insurance) or from any other party alleged to be responsible therefor.  Buyer Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility.  If a Buyer Indemnitee receives an amount under insurance coverage or from such other party with respect to Buyer Damages at any time subsequent to any indemnification provided by Seller Group pursuant to this Section 7.2, then such Buyer Indemnitee shall promptly reimburse Seller, as the case may be, for any payment made or expense incurred by Seller in connection with providing such indemnification up to such amount received by Buyer Indemnitee, but net of any expenses incurred by such Buyer Indemnitee in collecting such amount;

(ii)                                  Seller Group shall be obligated to indemnify Buyer Indemnitees only for those claims with respect to a breach of a representation or warranty giving rise to Buyer Damages as to which Buyer Indemnitees have given Seller written notice thereof prior to the end of any applicable Indemnity Period; and

(iii)                               In the absence of fraud or willful misconduct, and except with respect to Excluded Liabilities, Seller Group shall not be obligated to indemnify Buyer Indemnitees with respect to claims for indemnification pursuant to this Section 7.2 with respect to a breach of a representation or warranty until such claims exceed $1,000,000 in the aggregate, at which point Seller Group shall indemnify Buyer Indemnitees for all claims in excess of such amount.  Notwithstanding the foregoing, in no event shall the obligation of the Seller to indemnify the Buyer Indemnitees hereunder with respect to a breach a representation or warranty exceed $16.0 million (the “Seller Indemnity Cap”) (less the amount of any payments made pursuant to the Additional Agreement between Buyer and Seller dated the date hereof (the “Additional Agreement”), other than in connection with (A) fraud or willful misconduct, (B) Excluded Liabilities, or (C) the breach of the representations and warranties contained in Sections 3.13 or 3.15, in each case for which Seller shall be obligated to indemnify Buyer Indemnitees for the full extent of Buyer Damages. Payments made by Seller Group in respect of Excluded Liabilities shall not be counted against the Seller Indemnity Cap.

Section 7.3                                   Buyer’s Agreement to Indemnify

(a)                                  Subject to the terms and conditions set forth herein, from and after the Closing, Buyer shall indemnify and hold harmless Seller and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees”) from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, attorneys’ fees and expenses reasonably incurred) (collectively, “Seller Damages”) asserted against or incurred by any Seller Indemnitee as a result of or arising out of (i) the Assumed Liabilities, (ii) a breach of any representation or warranty contained in Article IV of this Agreement or (iii) a breach of any agreement or covenant of Buyer in this Agreement or otherwise.

(b)                                 Buyer’s obligations to indemnify Seller Indemnitees pursuant to clause (ii) of Section 7.3(a) hereof with respect to a breach of a representation or warranty contained in this Agreement are subject to the following limitations:

(i)                                     In the absence of fraud or willful misconduct, no indemnification pursuant to this Section 7.3 shall be made by Buyer with respect to any claim for indemnification with respect to a breach of a representation or warranty until the aggregate amount of Seller Damages under such claims exceeds an amount equal to $1,000,000 in the aggregate and, in such event, indemnification shall be made by Buyer for all claims in excess of such amount, up to a maximum of $16.0 million;

(ii)                                  The amount of any Seller Damages shall be reduced by any amount actually received by a Seller Indemnitee with respect thereto under any insurance coverage (other than self insurance) or from any other party alleged to be responsible therefor.  Seller Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility.  If a Seller Indemnitee receives an amount under insurance coverage or from such other party with respect to Seller Damages at any time subsequent to any indemnification provided by Buyer pursuant to this Section 7.3, then such Seller Indemnitee shall promptly reimburse Buyer for any payment made or expense incurred by Buyer in connection with providing such indemnification up to such amount received by the Seller Indemnitee, but net of any expenses incurred by such Seller Indemnitee in collecting such amount; and

(iii)                               Buyer shall be obligated to indemnify the Seller Indemnitees only for those claims with respect to a breach of a representation or warranty giving rise to Seller Damages and to which the Seller Indemnitees have given Buyer written notice thereof prior to the end of any applicable Indemnity Period.

Section 7.4                                   Third Party Indemnification

The obligations of any indemnifying party to indemnify any indemnified party under this Article VII with respect to Buyer Damages or Seller Damages, as the case may be, resulting from the assertion of liability by third parties (a “Claim”), will be subject to the following terms and conditions:

(a)                                  Any party against whom any Claim is asserted will give the party required to provide indemnity hereunder written notice of, and copies of correspondence and documentation relating to, any such Claim promptly after learning of such Claim, and the indemnifying party may at its option undertake the defense thereof by representatives of its own choosing.  Notwithstanding the foregoing, to the extent that any party seeks equitable relief against Buyer with respect to any Claim, Buyer shall have the option to undertake the defense thereof by representatives of its own choosing and at its own expense, and the parties shall agree upon an arrangement to protect the rights of Buyer, with respect to the equitable relief claim, and Seller with respect to the remaining claims, provided that if after good faith negotiations the parties are unable to reach such an arrangement, Buyer may elect to either (i) tender the defense of all claims by such third party to Seller, or (ii) assume the defense of all claims by such third party, in which case Seller shall have no further obligation with respect to the Claim or indemnity therefore.  Failure to give prompt notice of, or copies of correspondence and documentation relating to, a Claim hereunder shall not affect the indemnifying party’s obligations under this Section 7.4, except to the extent that the indemnifying party is materially prejudiced by such failure to give prompt notice or copies of such correspondence and documentation.  If the indemnifying party, within thirty (30) days after notice of any such Claim, fails to assume the defense of such Claim, the indemnified party against whom such claim has been made will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk, and at the expense, of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

(b)                                 Notwithstanding anything in this Section 7.4 to the contrary, (i) the indemnified party shall not settle a claim for which it is indemnified without the prior written consent of the indemnifying party, and (ii) the indemnifying party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment to be borne by the indemnifying party without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld.

Section 7.5                                   Sole Remedy

After the Closing, (a) the indemnification provisions set forth in this Article VII, (b) the specific performance provisions of Section 9.13 and (c) the provisions set forth in Sections 2.3(b), 2.3(f), 5.3(c), 5.4(b), 5.8, 5.17, 9.1 and 9.8 are the sole and exclusive remedy of the Buyer Indemnitees and the Seller Indemnitees with respect to any of the matters described in Section 7.2(a) or Section 7.3(a).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1                                   Termination of Agreement

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)                                  by mutual written consent of Seller and Buyer;

(b)                                 by any party hereto if the Closing shall not have occurred on or before 120 days after date of this Agreement, July 2, 2003; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to (i) Seller Group, if any member of the Seller Group has breached any of its representations, warranties or covenants hereunder in any material respect and such breach has been the cause or resulted in the failure of the Closing to occur on or before July 2, 2003 or (ii) Buyer, if Buyer has breached any of its representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before July 2, 2003; and

(c)                                  by Seller or Buyer if any court of competent jurisdiction or other competent governmental authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibit the transactions contemplated by this Agreement and (i) such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable or (ii) in the case of an injunction, either Seller or Buyer reasonably believes that the time required to resolve the suit and the related uncertainty is reasonably likely to have a Material Adverse Effect, or (in the case of termination by Buyer) a material adverse effect on the business of Buyer.

Section 8.2                                   Procedure for and Effect of Termination

(a)                                  In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the parties hereto pursuant to Section 8.1 hereof, written notice thereof shall be given by a party so terminating to the other party and this Agreement shall forthwith terminate and be of no further effect, and the transactions contemplated hereby shall be abandoned without further action by Seller Group or Buyer.

(b)                                 In the event of termination of this Agreement by Buyer or Seller Group as provided above in Section 8.1(b), this Agreement shall forthwith become void and, subject to Section 8.4, there shall be no liability on the part of Buyer or Seller Group (or their respective officers or directors), except based upon obligations set forth in Section 9.1 hereof and in the immediately preceding sentence, and except that Buyer shall thereupon promptly return or destroy (and cause its agents and representatives to return or destroy) to Seller all documents (and copies thereof) furnished to Buyer by Seller Group and all excerpts therefrom and notes related thereto, and Buyer shall continue to adhere to the confidentiality obligations set forth in Section 5.2 hereof.  Notwithstanding the foregoing, termination of this Agreement and abandonment of the transactions contemplated hereby by the parties pursuant to Section 8.1(b) shall not in any way limit or restrict the rights and remedies of any party hereto against any other party hereto that has violated or breached any of the representations, warranties, agreements or other provisions of this Agreement prior to termination hereof.

Section 8.3                                   Amendment, Extension and Waiver

At any time prior to the Closing Date, the parties hereto may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of the parties hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (d) waive compliance with any of the agreements or conditions contained herein.  Except as provided in Section 5.8, this Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4                                   Termination Fee

In the event all conditions set forth in Sections 6.1 and 6.3 of this Agreement have been satisfied prior to July 2, 2003 and Buyer does not or cannot consummate the transactions contemplated by this Agreement by July 2, 2003, then Buyer shall pay to Seller a one-time termination fee of $10,000,000. Buyer and Seller agree that the payment of such fee shall not be a cap on the damages that Seller Group may have based upon Buyer’s failure to close and Seller Group is not waiving any other rights or remedies they may have in connection therewith.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                   Fees and Expenses

Whether or not the transactions contemplated herein are consummated pursuant hereto, except as otherwise provided herein, each of Seller and Buyer shall pay its own fees and expenses in connection with, or in anticipation of, this Agreement and the consummation of the transactions contemplated hereby.  Notwithstanding the foregoing, the parties shall share equally the filing fee required pursuant to the HSR Act and other comparable regulatory fees of other jurisdictions.  Each of Seller Group, on the one hand, and Buyer, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders’ fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party.

Section 9.2                                   Further Assurances; Guarantee

(a)                                  From time to time after the Closing Date, at the request of either party hereto and at the expense of the party so requesting, each of the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

(b)                                 Each of Seller and Buyer hereby guarantees the timely performance by any subsidiary of Seller and Buyer, respectively, of all obligations of Seller Group and Buyer hereunder, respectively, including without limitation, the execution and performance of their respective obligations under this Agreement and the Ancillary Agreements.

Section 9.3                                   Notices

All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission with telephone confirmation of receipt; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service with receipt confirmed by signature.  Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

(a)                                  If to Buyer to:

UTStarcom, Inc.

1275 Harbor Bay Parkway

Alameda, California 94502

Fax: (510) 864-8802

Attention: General Counsel

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304-1050

Fax No.: (650) 493-6811

Attention: Carmen Chang

(b)                                 If to Seller Group to:

3Com Corporation

5400 Bayfront Plaza

Santa Clara, California 95052

Fax: (408) 326-5001

Attention: General Counsel

with a copy to:

Gray Cary Ware & Freidenrich LLP

153 Townsend Street, Suite 800

San Francisco, California 94107

Fax:  (415) 836-2501

Attention: Howard Clowes

All such notices, requests, demands, waivers and communications shall be deemed received (i) in the case of personal delivery, upon actual receipt thereof by the addressee, (ii) in the case of overnight delivery, on the day following delivery to the overnight delivery service, (iii) in the case of mail, upon receipt of the return receipt, or (iv) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above.  However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

Section 9.4                                   Severability

Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by Law.

Section 9.5                                   Binding Effect; Assignment

This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Prior to the Closing, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of Law, by any party hereto without the prior written consent of the other parties hereto.

Section 9.6                                   No Third Party Beneficiaries

Except as provided in Section 9.5, this Agreement is solely for the benefit of Seller Group, and its successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and their respective successors and permitted assigns, with respect to the obligations of Seller Group under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim liability, reimbursement, cause of action or other right.

Section 9.7                                   Interpretation

(a)                                  The article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b)                                 As used in this Agreement, a “governmental authority” shall mean any governmental or regulatory authority, domestic or foreign.

(c)                                  As used in this Agreement, the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(d)                                 As used in this Agreement, the term “subsidiary” shall mean with respect to the referenced entity, any other entity (i) of which fifty (50) percent or more of either the equity interests in, or the voting control of, such entity is, directly or indirectly, beneficially owned by the referenced entity, or (ii) of which the referenced entity has the ability to (A) elect fifty (50) percent or more of the directors or members of the governing board of such entity or (B) appoint either the general partner of a general partnership or limited partnership or the managing member of a limited liability company.

Section 9.8                                   Jurisdiction and Consent to Service; Expenses Related to Legal Proceedings

Each of Seller and Buyer (a) agrees that any suit, action or proceeding arising out of or relating to this Agreement shall be brought solely in the state or federal courts of California; (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement, the Ancillary Agreements or the Additional Agreement; (c) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court; (d) agrees that service of any court paper may be made in such manner as may be provided under applicable Law or court rules governing service of process; and (e) agrees that the losing party in any suit, action or proceeding between the parties relating to or arising out of this Agreement, the Ancillary Agreements or the Additional Agreement shall indemnify and hold harmless the prevailing party for all costs incurred by such party in connection with such suit, action or proceeding.

Section 9.9                                   Entire Agreement

This Agreement, the Disclosure Schedules, the Ancillary Agreements, the Additional Agreement, the Transition Services Agreement between Buyer and Seller dated the date hereof and the exhibits and other writings referred to herein or therein or delivered pursuant hereto or thereto that form a part hereof or thereof constitute the entire agreement among the parties with respect to their subject matter and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to their subject matter (including the memorandum of understanding).

Section 9.10                            Descriptive Headings

The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

Section 9.11                            Governing Law

This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of California (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

Section 9.12                            Counterparts

This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 9.13                            Specific Performance

The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, in addition to any other remedy at law or equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BUYER:

UTSTARCOM, INC.

By:	/s/ Hong Liang Lu
Name: Hong Liang Lu
Title: President/CEO

SELLER:

3COM CORPORATION

By:	/s/ Bruce L. Claflin
Name: Bruce L. Claflin
Title: President & CEO

Glossary

“1445 Certificates” shall have the meaning set forth in Section 1.4(f).

 “Additional Agreement” shall have the meaning set forth in Section 7.2(b)(iii).

“Affected Employees” shall have the meaning set forth in Section 2.3(a).

“Affiliate” shall have the meaning set forth in Section 3.14(a)(i) for purposes of Section 3.14.

“Agreement” shall have the meaning set forth in the opening paragraph hereto.

“Allocation” shall have the meaning set forth in Section 5.15(a).

“Ancillary Agreements” shall have the meaning set forth in Section 1.4(n).

“Assets” shall have the meaning set forth in Section 1.1(a).

“Assignment of Leases” shall have the meaning set forth in Section 1.1(b).

“Assumed Liabilities” shall have the meaning set forth in Section 1.1(c).

“Bill of Sale” shall have the meaning set forth in Section 1.1(b).

“Books and Records” shall have the meaning set forth in Section 1.1(a)(iii).

“Business” shall have the meaning set forth in the first recital of this Agreement.

“Business Employees” shall have the meaning set forth in Section 3.14(b).

“Business Facility” shall have the meaning set forth in Section 3.15(a)(i).

“Business Real Property” shall have the meaning set forth in Section 1.1(a)(i)(B).

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer 401(k) Plan” shall have the meaning set forth in Section 2.3(a).

“Buyer Audit Expense” shall have the meaning set forth in Section 5.4(b).

“Buyer Damages” shall have the meaning set forth in Section 7.2(a).

“Buyer Indemnitees” shall have the meaning set forth in Section 7.2(a).

“Cases” shall have the meaning set forth in Section 3.10(a).

“Claim” shall have the meaning set forth in Section 7.4.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Cash Purchase Price” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.3.

“COBRA” shall have the meaning set forth in Section 2.3(b)).

“Code” shall have the meaning set forth in Section 1.4(f).

“Confidential Information” shall have the meaning set forth in Section 5.12.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.2(c).

“Consulting Services Agreement” shall have the meaning set forth in Section 1.4(j).

“Contracts” shall have the meaning set forth in Section 1.1(a)(iii)(A).

“Copyrights” shall have the meaning set forth in Section 3.7(n)(i).

“Disclosure Schedules” shall have the meaning set forth in the first paragraph of Article III.

“Disposal Site” shall have the meaning set forth in Section 3.15(a)(ii).

“Distribution Agreement” shall have the meaning set forth in Section 3.12(f).

“Eligible Employees” shall have the meaning set forth in Section 2.3(a).

“Employee” shall have the meaning set forth in Section 3.14(a)(iv).

“Employee Agreement” shall have the meaning set forth in Section 3.14(a)(v).

“Employment Liabilities” shall have the meaning set forth in Section 1.1(c).

“Environmental Laws” shall have the meaning set forth in Section 3.15(a)(iii).

“Environmental Permit” shall have the meaning set forth in Section 3.15(a)(iv).

“Equipment” shall have the meaning set forth in Section 3.20(c).

“ERISA” shall have the meaning set forth in Section 2.3(a).

“Excluded Liabilities” shall have the meaning set forth in Section 1.1(c).

“Final Statement” shall have the meaning set forth in Section 1.7(a).

“Financial Statements” shall have the meaning set forth in Section 3.4.

“FMLA” shall have the meaning set forth in Section 3.14(a)(vii).

“Form 8-K” shall have the meaning set forth in Section 5.4(b).

“GAAP” shall have the meaning set forth in Section 3.4.

2

“Governmental authority” shall have the meaning set forth in Section 9.7(b).

“Hazardous Substance” shall have the meaning set forth in Section 3.15(a)(v).

“Hazardous Substance Activity” shall have the meaning set forth in Section 3.15(a)(vi).

 “HSR Act” shall have the meaning set forth in Section 3.3(a).

“Indemnity Period” shall have the meaning set forth in Section 7.1.

“Independent Accounting Firm” shall have the meaning set forth in Section 1.7(b)(iii).

“Instrument of Assumption” shall have the meaning set forth in Section 1.1(c).

“Intellectual Property” shall have the meaning set forth in Section 3.7(n)(i).

“Intellectual Property Assignment” shall have the meaning set forth in Section 1.1(b).

“Intellectual Property Contract” shall have the meaning set forth in Section 3.7(n)(ii).

“Intellectual Property License Agreement” shall have the meaning set forth in Section 1.4(k).

“International Employee Plan” shall have the meaning set forth in Section 3.14(a)(viii).

“IRS” shall have the meaning set forth in Section 3.14(a)(ix).

“Key Suppliers” shall have the meaning set forth in Section 3.18.

“Knowledge of Seller” shall mean the actual knowledge of the persons listed in Schedule I of the Disclosure Schedules.

“Law” shall have the meaning set forth in Section 1.1(c).

“Leased Real Property” shall have the meaning set forth in Section 3.8(b).

“Leases” shall have the meaning set forth in Section 3.8(b).

“Lease Assignment Agreements” shall have the meaning set forth in Section 1.4(l).

“Licensed Intellectual Property” shall have the meaning set forth in Section 3.7(n)(iii).

“Licenses” shall have the meaning set forth in Section 3.11(b)(i).

“Liens” shall have the meaning set forth in Section 3.8(a).

“M&A Qualified Beneficiaries” shall have the meaning set forth in Section 2.3(b).

“Maskworks” shall have the meaning set forth in Section 3.7(n)(i).

“Material Adverse Effect” shall have the meaning set forth in Section 3.6(c).

3

“Multiple Site License Agreement” shall have the meaning set forth in Section 1.4(h).

“Non-U.S. Agreements” shall have the meaning set forth in Section 5.22.

“Opening Statement” shall have the meaning set forth in Section 1.7(a).

“Other Instruments” shall have the meaning set forth in Section 1.1(b).

“Patents” shall have the meaning set forth in Section 3.7(n)(i).

“Pension Plan” shall have the meaning set forth in Section 3.14(a)(x).

“Permits” shall have the meaning set forth in Section 1.1(a)(i)(G).

“Permitted Encumbrances” shall have the meaning set forth in Section 3.8(a).

“Person” shall have the meaning set forth in Section 9.7(c).

“Product” shall have the meaning set forth in Section 3.7(n)(iv).

“Qualified Beneficiary” shall have the meaning set forth in Section 3.14(a)(xi).

“Real Estate Agreements” shall mean the Rolling Meadows Lease Agreement, the Multiple Site License Agreement and the Lease Assignment Agreements.

“Real Property Laws” shall have the meaning set forth in Section 3.8(c).

“Reference Balance Sheet” shall have the meaning set forth in Section 1.1(a)(ii)(A).

“Registered Intellectual Property” shall have the meaning set forth in Section 3.7(n)(v).

“Resolution Period” shall have the meaning set forth in Section 1.7(b)(iii).

 “Required Documents” shall have the meaning set forth in Section 3.2(b).

“Required Financial Information” shall have the meaning set forth in Section 5.4(b).

“Rolling Meadows Lease Agreement” shall have the meaning set forth in Section 1.4(g).

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Conflicting Agreements” shall have the meaning set forth in Section 3.3(b).

“Seller Damages” shall have the meaning set forth in Section 7.3(a).

“Seller Employee Plan” shall have the meaning set forth in Section 3.14(a)(xii).

“Seller Group” shall have the meaning set forth in the first recital of this Agreement.

“Seller Indemnitees” shall have the meaning set forth in Section 7.3(a).

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“Seller Indemnity Cap” shall have the meaning set forth in Section 7.2(b)(iii).

“Seller Savings Plan” shall have the meaning set forth in Section 2.3(a).

“Seller Survival Date” shall have the meaning set forth in Section 5.13.

“Selling Group” shall have the meaning set forth in Section 2.3(b).

“Significant Customers” shall have the meaning set forth in Section 3.19.

“Subsidiary” shall have the meaning set forth in Section 9.7(d).

“Tax Return” shall have the meaning set forth in Section 3.13(l).

“Tax” or collectively “Taxes” shall have the meaning set forth in Section 3.13(k).

“Third Party Intellectual Property” shall have the meaning set forth in Section 3.7(n)(vi).

“Trade Secrets” shall have the meaning set forth in Section 3.7(n)(i).

“Trademarks” shall have the meaning set forth in Section 3.7(n)(i).

“Transfer Taxes” shall have the meaning set forth in Section 5.15(b).

“Transferred Intellectual Property” shall have the meaning set forth in Section 3.7(n)(vii).

 “Working Capital of the Business” shall have the meaning set forth in Section 1.7(c).

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